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                                                            EXECUTION COPY



                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                            TRANSAMERICA CORPORATION,

                               CITATION SUB CORP.,
           a wholly owned direct subsidiary of Transamerica Corporation,

                                TRANS OCEAN LTD.,

                                GREER M. ARTHUR,

                               MARVIN D. DENNIS,
                  in his individual capacity and as trustee


                                     and

                         NANCY A. DENNIS, as trustee







                               July 24, 1996

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                             TABLE OF CONTENTS


                                                                          Page

AGREEMENT AND PLAN OF MERGER............................................    1
PRELIMINARY STATEMENTS..................................................    1
AGREEMENT...............................................................    1

ARTICLE I:  THE MERGER..................................................    2
     1.1    The Merger..................................................    2
     1.2    Effective Time..............................................    2
     1.3    Effects of the Merger.......................................    2
     1.4    Certificate of Incorporation and Bylaws.....................    3
     1.5    Directors and Officers......................................    3
     1.6    Additional Actions..........................................    3

ARTICLE II:  CONVERSION OF SECURITIES...................................    3
     2.1    Conversion of Capital Stock.................................    3
     2.2    Exchange of Certificates....................................    7
               (a)  Exchange Agent......................................    7
               (b)  Exchange Procedures.................................    7
               (c)  Distributions with Respect to Unexchanged Shares....    8
               (d)  No Further Ownership Rights in TOL Common Stock and
                     TOL Series B Preferred Stock.......................    9
               (e)  Termination of Exchange Fund........................    9
               (f)  No Liability........................................    9
               (g)  Investment of Exchange Fund.........................   10
     2.3    Escrow Funds................................................   10
     2.4    Treatment of Stock Options and Restricted Stock.............   16
     2.5    Delivery of Preliminary Report, Pre-Closing Report, Closing
             Date Report and Closing Report.............................   17
     2.6    Purchase Price Adjustment and Post-Closing Adjustment for
             Number of Units and Type of Equipment......................   20
     2.7    Purchase Price Adjustment and Post-Closing Adjustment for
             Age of Equipment...........................................   23
     2.8    Disagreements with Respect to Closing Report................   26

ARTICLE III:  REPRESENTATIONS AND WARRANTIES OF
               TRANSAMERICA AND SUBCORP.................................   27
     3.1    Organization and Standing...................................   27
     3.2    Corporate Power and Authority...............................   28
     3.3    Capitalization of Transamerica..............................   28
     3.4    Disclosure..................................................   29
     3.5    Conflicts, Consents and Approval............................   29
     3.6    Registration Statement......................................   30

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     3.7    Brokerage and Finder's Fees.................................   30
     3.8    Litigation..................................................   30

ARTICLE IV:  REPRESENTATIONS AND WARRANTIES OF
              TOL, ARTHUR AND DENNIS...................................    31
     4.1    Organization and Standing..................................    31
     4.2    Subsidiaries...............................................    31
     4.3    Corporate Power and Authority..............................    32
     4.4    Capitalization of TOL......................................    32
     4.5    Conflicts; Consents and Approvals..........................    33
     4.6    No Material Adverse Change.................................    34
     4.7    SEC Documents; Financial Statements Indebtedness...........    35
     4.8    Taxes......................................................    37
     4.9    Compliance with Law........................................    38
     4.10   Proprietary Rights.........................................    38
     4.11   Containers.................................................    39
     4.12   Title to and Condition and Sufficiency of Properties.......    40
     4.13   Title......................................................    44
     4.14   Operating Leases; Sales of Containers and Chassis in
             Connection with Management Arrangements...................    45
     4.15   Operations Manuals.........................................    46
     4.16   Depot Agreements; Purchase Options.........................    46
     4.17   Registration Statement.....................................    47
     4.18   Litigation.................................................    47
     4.19   Brokerage and Finder's Fees; Merger Fees...................    48
     4.20   Employee Benefit Plans.....................................    48
     4.21   Contracts..................................................    52
     4.22   Accounts Receivable........................................    55
     4.23   Officers and Employees.....................................    55
     4.24   Labor Relations............................................    56
     4.25   Undisclosed Liabilities....................................    56
     4.26   Customer and Supplier Relationships........................    57
     4.27   Operation of TOL's Business................................    58
     4.28   Permits; Compliance........................................    62
     4.29   Environmental Matters......................................    62
     4.30   OSHA Matters...............................................    64
     4.31   Insurance..................................................    65
     4.32   Board Recommendation.......................................    65
     4.33   State Takeover Laws........................................    65
     4.34   Disclosure.................................................    66
     4.35   Powers of Attorney, Guarantees, Sureties...................    66
     4.36   Accuracy of Preliminary Report and Pre-Closing Report;
             Certain Payments..........................................    66

ARTICLE V:  COVENANTS OF THE PARTIES...................................    66
     5.1    Mutual Covenants...........................................    66
            (a)  General...............................................    66
            (b)  HSR Act...............................................    67
            (c)  Other Governmental Matters............................    67
            (d)  Tax-Free Treatment....................................    67

                                       -ii-

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            (e)  Public Announcements...................................   68
     5.2    Covenants of Transamerica...................................   68
            (a)  Preparation of Transamerica Registration Statement.....   68
            (b)  Conduct of Transamerica's Operations...................   68
            (c)  Notification of Certain Matters........................   69
            (d)  Indemnification........................................   69
            (e)  Appraisal Rights.......................................   69
     5.3    Covenants of TOL, Arthur and Dennis.........................   70
            (a)  TOL Stockholders Meeting...............................   70
            (b)  Information for the Registration Statement and
                  Preparation of TOL Proxy Statement....................   70
            (c)  Conduct of TOL's Operations............................   70
            (d)  No Solicitation........................................   75
            (e)  Pre-Closing Report.....................................   75
            (f)  Inspection and Repair of Containers....................   76
            (g)  Affiliate Agreements...................................   76
            (h)  Merger Fees............................................   76
            (i)  Notification of Certain Matters........................   77
            (j)  Consulting and Non-Competition Agreements..............   77
            (k)  Access.................................................   77
            (l)  Repayment of Notes.....................................   77

ARTICLE VI:  CONDITIONS.................................................   78
     6.1    Mutual Conditions...........................................   78
     6.2    Conditions to Obligations of TOL............................   78
     6.3    Conditions to Obligations of Transamerica and Subcorp.......   78

ARTICLE VII:  TERMINATION AND AMENDMENT.................................   83
     7.1    Termination.................................................   83
     7.2    Effect of Termination.......................................   84
     7.3    Amendment...................................................   84
     7.4    Extension; Waiver...........................................   84

ARTICLE VIII:  MISCELLANEOUS............................................   85
     8.1    Survival of Representations and Warranties..................   85
     8.2    Notices.....................................................   85
     8.3    Interpretation..............................................   87


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     8.4    Counterparts................................................   87
     8.5    Entire Agreement............................................   88
     8.6    Third Party Beneficiaries...................................   88
     8.7    Governing Law; Jurisdiction.................................   88
     8.8    Specific Performance........................................   88
     8.9    Assignment..................................................   88
     8.10   Indemnification.............................................   89
     8.11   CAVN Indemnification........................................   96
     8.12   Use of Any Remaining Proceeds in Escrow Fund................   97
     8.13   Expenses....................................................   98

Exhibit A - Form of Escrow Agreement
Exhibit B - Form of Support/Voting Agreement
Exhibit C - Form of Opinion of Counsel to Transamerica
             Re:  Corporate Matters
Exhibit D - Form of Opinion of Counsel to TOL
             Re:  Corporate Matters
Exhibit E - Detail Support for Exhibit F  [to be delivered 5 to 10 business days after the date hereof]
Exhibit F - Preliminary Report
Exhibit G - Form of Opinion of Counsel to TOL
             Re: Tax Matters
Exhibit H - Representations to be provided to Counsel
             for TOL
Exhibit I - Representations to be provided to Counsel for
             Transamerica
Exhibit J - Certificate of Incorporation of the Surviving
                      Corporation
Exhibit K - TOL Container Condition Standards for Tank
             Containers
Exhibit L - Consent of Spouse
Exhibit M - Form of Purchase Order
Exhibit N - Form of Opinion of Counsel to Transamerica
             Re:  Tax Matters


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                          INDEX OF DEFINED TERMS

Defined Term                                 Section Reference
- ------------                                 -----------------
Action................................................... 4.18
Adjustment Escrow Fund................................. 2.3(a)
Agreed Amount......................................... 8.10(d)
Agreement............................................ Preamble
Applicable Laws........................................... 4.9
Arthur............................................... Preamble
Average Share Price.................................... 2.3(e)
Bankrupt.............................................. 4.12(g)
Bankruptcy Code....................................... 4.12(g)
CAVN Equipment........................................ 8.11(a)
CAVN Receivables...................................... 8.11(a)
CAVN Recovery......................................... 8.11(a)
Certificate of Merger..................................... 1.2
Certificates........................................... 2.2(b)
Chassis............................................... 4.11(a)
Claim.................................................. 2.3(b)
Claimed Amount........................................ 8.10(d)
Claims Notice.......................................... 2.3(b)
Closing................................................... 1.2
Closing Date.............................................. 1.2
Closing Date Report.................................... 2.5(c)
Closing Report......................................... 2.5(d)
Code.................................. Preliminary Statement B
Commission................................................ 3.6
Common Exchange Ratio.................................. 2.1(b)
Competing Transaction.................................. 5.3(d)
Confidentiality Agreement.............................. 5.3(k)
Consulting Agreements.................................. 5.3(j)
Container Operations.................................. 4.12(d)
Containers............................................ 4.11(a)
Contract.............................................. 4.21(a)
Controlled Group Liability............................ 4.20(a)
Deemed Average Share Price............................  2.3(e)
Delaware Secretary of State............................... 1.2
Dennis............................................... Preamble
Depot Agreements...................................... 4.21(a)
DGCL................................................... 1.1(a)
Disputed Amount........................................ 2.5(e)
Dissenting Shares...................................... 2.1(e)
DOJ.................................................... 5.1(b)
DPP................................................... 4.11(a)
Effective Time............................................ 1.2
Environmental Laws.................................... 4.29(a)
Environmental Permits................................. 4.29(e)
ERISA................................................. 4.20(a)
ERISA Affiliate....................................... 4.20(a)

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Esrow Agent............................................ 2.3(a)
Escrow Agreement....................................... 2.3(a)
Escrow Fund A.......................................... 2.3(a)
Escrow Fund B.......................................... 2.3(a)
Escrow Fund C.......................................... 2.3(a)
Escrow Funds........................................... 2.3(a)
Exchange Act.............................................. 4.7
Exchange Agent......................................... 2.2(a)
Exchange Fund.......................................... 2.2(a)
Financed Equipment.................................... 4.12(a)
Financial Advisors....................................... 4.19
FTC.................................................... 5.1(b)
FTEUs................................................. 4.26(b)
Governmental Authority................................. 3.5(d)
Hazardous Materials................................... 4.29(a)
HSR Act................................................ 3.5(d)
Indebtedness Agreements................................... 4.7
Indemnified Parties................................... 8.10(a)
Indemnity Claim Notice................................ 8.10(d)
Invalid Claim Amount................................... 2.6(g)
IRS....................................................... 4.8
Kantz Approval......................................... 5.3(a)
Leased-In Equipment................................... 4.12(a)
Leased-Out Equipment.................................. 4.12(a)
Loss and Expenses..................................... 8.10(a)
Management Agreements................................. 4.12(h)
Material adverse effect................................... 8.3
Merger ................................Preliminary Statement A
Merger Fees.............................................. 4.19
Mr. Dennis........................................... Preamble
Multiemployer Plan.................................... 4.20(g)
Multiple Employer Plan................................ 4.20(g)
Non-Competition Agreements............................. 5.3(j)
NYSE................................................... 2.3(e)
NYSE Composite Tape.................................... 2.3(e)
Objecting Notice....................................... 2.3(d)
Operating Leases...................................... 4.12(a)
OSHA..................................................... 4.30
Owned Equipment....................................... 4.12(a)
Payment Shortfall....................................... 26(g)
PCBs.................................................. 4.29(c)
Per Share Amount....................................... 2.1(b)
Plans................................................. 4.20(a)
Pre-Closing Report..................................... 2.5(b)
Preferred Exchange Ratio............................... 2.1(c)
Preliminary Objecting Notice........................... 2.3(d)
Preliminary Report..................................... 2.5(a)
Preliminary Response Notice........................... 8.10(d)
Proprietary Rights....................................... 4.10
Prospectus................................................ 3.6

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Proxy Statement........................................... 3.6
Purchase Commitments.................................. 4.21(a)
Qualified Plan........................................ 4.20(d)
Receivables.............................................. 4.22
Registration Statement.................................... 3.6
Response Notice....................................... 8.10(d)
Restriction Period.................................... 8.10(h)
Revolving Credit Agreement............................ 4.12(a)
SEC Documents............................................. 4.7
Second Request......................................... 5.1(b)
Section 8.10(b) Claim................................. 8.10(b)
Secured Financing Agreements.......................... 4.12(a)
Securities Act............................................ 3.3
Security Interest..................................... 4.12(a)
Shortfall Amount....................................... 5.2(e)
Standard IICL Guide................................... 4.11(a)
Status................................................. 2.5(a)
Subcorp.............................................. Preamble
Subcorp Shares......................................... 2.1(a)
subsidiary............................................. 4.2(c)
Support/Voting Agreement................................. 4.33
Surviving Corporation.................................. 1.1(b)
tax....................................................... 4.8
TEUs.................................................. 4.26(b)
Third Party Claim..................................... 8.10(e)
TOL.................................................. Preamble
TOL Agents............................................. 2.3(d)
TOL Chassis Leases....................................... 4.13
TOL Common Stock....................................... 4.4(a)
TOL Disclosure Schedule................................... 4.1
TOL Operating Subsidiary.................................. 4.7
TOL Option............................................. 2.4(a)
TOL Permits.............................................. 4.28
TOL Series B Preferred Stock........................... 4.4(a)
TOL Stock................................................. 4.4
TOL Stockholders....................................... 2.1(b)
Transamerica......................................... Preamble
Transamerica Common Shares............................. 3.3(a)
Valid Claim Amount..................................... 2.6(g)

                          AGREEMENT AND PLAN OF MERGER


          This Agreement and Plan of Merger (this "Agreement") is made and entered into as of the 24th day of July, 1996, by and among Transamerica Corporation, a Delaware corporation "Transamerica"), Citation Sub Corp., a Delaware corporation and a wholly owned direct subsidiary of Transamerica ("Subcorp"), Trans Ocean Ltd., a Delaware corporation ("TOL"), Greer M. Arthur ("Arthur"), Marvin D. Dennis, in his individual capacity ("Mr. Dennis") and as trustee of The Dennis Family Living Trust, and Nancy A. Dennis, as trustee of The Dennis Family Living Trust (Mr. Dennis and Ms. Dennis being collectively referred to herein as "Dennis").


                             PRELIMINARY STATEMENTS

          A. Transamerica desires to acquire the container business and other businesses operated by TOL through the merger (the "Merger") of Subcorp with and into TOL, with TOL as the surviving corporation, pursuant to which each share of TOL Stock (as defined in Section 4.4) outstanding at the Effective Time (as defined in Section 1.2) will be converted into the right to receive Transamerica Common Shares (as defined in Section 3.3) as more fully provided herein.

          B. The parties intend that the Merger constitute a tax-free "reorganization" within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of Section 368(a) thereof.

          C. The respective Boards of Directors of Transamerica, Subcorp and TOL have determined the Merger in the manner contemplated herein to be desirable and in the best interests of their respective stockholders and, by resolutions duly adopted, have approved and adopted this Agreement.


                                   AGREEMENT

          Now, therefore, in consideration of these premises and the mutual and dependent promises hereinafter set forth, the parties hereto agree as follows:

                                  ARTICLE I

                                  THE MERGER

          1.1 THE MERGER. (a) Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the Delaware General Corporation Law (the "DGCL"), Subcorp shall be merged with and into TOL as soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI. Following the Merger, the separate corporate existence of Subcorp shall cease and TOL shall continue its existence under the laws of the State of Delaware. TOL, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

          (b) In the event that the holders of more than 16% of the shares of TOL Common Stock demand appraisal rights in accordance with the requirements of
Section 262(d) of the DGCL, TOL shall, upon the terms and subject to the conditions hereof, and in accordance with the provisions of the DGCL, be merged with and into Subcorp as soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI. Following this merger, the separate corporate existence of TOL shall cease and Subcorp shall continue its existence under the laws of the State of Delaware. In such case, references herein to the "Surviving Corporation" shall be deemed to be references to Subcorp, in its capacity as the corporation surviving the merger and references herein to the "Merger" shall be deemed to be references to the merger of TOL with and into Subcorp.

          1.2 EFFECTIVE TIME. The Merger shall be consummated by filing with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with Section 252(c) of the DGCL. The Merger shall become effective at the time (the "Effective Time") when the Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as shall be specified in the Certificate of Merger. Prior to the filing referred to in this Section 1.2, a closing (the "Closing") shall be held at the offices of Transamerica, 600 Montgomery Street, San Francisco, California 94111, or such other place as the parties may agree, on the date (the "Closing Date") set by Transamerica, which date shall be within ten business days following the date upon which all conditions set forth in Article VI hereof have been satisfied or waived.

          1.3 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the DGCL.

          1.4  CERTIFICATE OF INCORPORATION AND BYLAWS.  At the Effective Time,
(i) the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as Exhibit J hereto, and (ii) the By-laws of Subcorp in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation, in each case until amended in accordance with Applicable Law (as defined in Section 4.9).

          1.5 DIRECTORS AND OFFICERS. From and after the Effective Time, the officers of Subcorp shall be the officers of the Surviving Corporation and the directors of Subcorp shall be the directors of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

          1.6 ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to
(a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of TOL, or (b) otherwise carry out the provisions of this Agreement, TOL and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of TOL or otherwise to take any and all such action.


                                   ARTICLE II

                           CONVERSION OF SECURITIES

          2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Transamerica, Subcorp or TOL:

          (a) Each share of common stock, $1.00 par value per share, of Subcorp issued and outstanding immediately prior to the Effective Time (the "Subcorp Shares") shall be converted into one share of common stock, $1.00 par value per share, of the Surviving Corporation, and such shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation; provided, however, that if Section 1.1(b) shall apply to the form of the Merger, each Subcorp Share shall remain outstanding and shall thereafter be one share of common stock of the Surviving Corporation of the Merger as effected in accordance with said Section 1.1(b) and such shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

          (b) Subject to the provisions of Sections 2.3, 2.6 and 2.7, each share of TOL Common Stock (as defined in Section 4.4) issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive a number of Transamerica Common Shares (rounded to the nearest ten-thousandth of a share) (the "Common Exchange Ratio") in an amount equal to the quotient obtained by dividing (x) the Per Share Amount (as hereinafter defined) by (y) the Deemed Average Share Price (as defined in Section 2.3(e)(i) below); provided, further, that no Transamerica Common Shares shall be issued to a TOL Stockholder (as defined below) who demands appraisal rights in accordance with the requirements of
     Section 262(d) of the DGCL and such TOL Stockholder shall not be entitled to payment of any amounts pursuant to this Section 2.1(b) or Sections 2.3, 2.5, 2.6 or 2.7. The "Per Share Amount" shall equal the quotient obtained by dividing (x) $110,700,000 (or, if Section 1.1(b) shall apply to the form of the Merger, $107,700,000), increased by the total amount of cash paid to TOL between the execution of this Agreement and the Closing in order to exercise TOL Options (as defined in Section 2.4) and decreased by the product of the Preferred Exchange Ratio (as defined in Section 2.1(c)) multiplied by the Deemed Average Share Price, and further multiplied by the number of shares of TOL Series B Preferred Stock (as defined in Section 4.4) which are issued and outstanding immediately prior to the Effective Time, by (y) the number of shares of TOL Common Stock which are issued and outstanding immediately prior to the Effective Time. Promptly following the Effective Time, certificates representing (i) $11,000,000 of the Transamerica Common Shares issued pursuant to the first sentence of this
     Section 2.1(b) shall be paid into Escrow Fund A, (ii) $2,500,000 of such Transamerica Common Shares shall be paid into Escrow Fund B, (iii) $1,000,000 of such Transamerica Common Shares shall be paid into Escrow Fund C, and (iv) $9,000,000 of such Transamerica Common Shares shall be paid into the Adjustment Escrow Fund (each as defined in Section 2.3(a)) with each of the foregoing dollar amounts to be calculated using the Deemed Average Share Price, in accordance with the provisions of Section 2.3 hereof. Any such Transamerica Common Shares (together with any dividends or distributions thereon, if any), to be released from the aforementioned Escrow Funds to holders of TOL
     Common Stock (the "TOL Stockholders") in accordance with the terms of the Escrow Agreement shall be released to each TOL Stockholder whose shares of TOL Common Stock are converted into Transamerica Common Shares pursuant to the first sentence of this Section 2.1(b) in amounts which constitute the same proportion of the Transamerica Common Shares to be released from the applicable Escrow Fund that the Transamerica Common Shares that each such TOL Stockholder was entitled to receive pursuant to the first sentence of this Section 2.1(b) bear to the Transamerica Common Shares which all TOL Stockholders whose shares of TOL Common
     Stock are converted into Transamerica Common Shares pursuant to the first sentence hereof were entitled to so receive; provided, however, except for the right of Arthur and Dennis pursuant to Section 2.3(e)(ii) to cause the Escrow Agent to sell Transamerica Common Shares and invest the proceeds under the circumstances set forth therein, no TOL
     Stockholder shall have a right to sell, transfer, pledge, encumber or otherwise dispose of (or to cause any of the foregoing to occur), or to receive any certificates representing, any such Transamerica Common
     Shares prior to the release of such shares to TOL Stockholders from the applicable Escrow Fund pursuant to the terms of this Agreement and the Escrow Agreement (as defined in Section 2.3). No certificates for fractional Transamerica Common Shares shall be issued as a result of the conversion provided for in this Section 2.1(b). To the extent that an outstanding share of TOL Common Stock would otherwise have become a fractional Transamerica Common Share, the holder thereof, upon presentation of such fractional interest represented by an appropriate certificate for TOL Common Stock to the Exchange Agent pursuant to
     Section 2.2, shall be entitled to receive a cash payment therefor in an amount equal to the value (determined with reference to the closing price of Transamerica Common Shares on the NYSE Composite Tape on the last full trading day immediately prior to the Effective Time) of such fractional interest. Such payment with respect to fractional shares is merely intended to provide a mechanical rounding off of, and is not a separately bargained for, consideration. If more than one certificate representing shares of TOL Common Stock shall be surrendered for the account of the same holder, the number of Transamerica Common Shares for which certificates have been surrendered shall be computed on the basis of the aggregate number of shares represented by the certificates so surrendered.

          (c)  Each share of TOL Series B Preferred Stock (as defined in
     Section 4.4) issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive a number of Transamerica Common Shares (rounded to the nearest ten-thousandth of a share) (the "Preferred Exchange Ratio") in an amount equal to the quotient obtained by dividing (x) $12.50, plus any accrued but unpaid dividends on such share of TOL Series B Preferred Stock (which dividends shall not, with respect to all outstanding shares of TOL Series B Preferred Stock, in the aggregate, exceed $98,475 as of the Closing
     Date), by (y) the Deemed Average Share Price. To the extent that an outstanding share of TOL Series B Preferred Stock would otherwise have become a fractional Transamerica Common Share, the holder thereof, upon presentation of such fractional interest represented by an appropriate certificate for TOL Series B Preferred Stock to the Exchange Agent pursuant to Section 2.2, shall be entitled to receive a cash payment therefor in an amount equal to the value (determined with reference to the closing price of Transamerica Common Shares on the NYSE Composite Tape on the last full trading day immediately prior to the Effective
     Time) of such fractional interest. Such payment with respect to fractional shares is merely intended to provide a mechanical rounding off of, and is not a separately bargained for, consideration. If more than one certificate representing shares of TOL Series B Preferred Stock shall be surrendered for the account of the same holder, the number of Transamerica Common Shares for which certificates have been surrendered shall be computed on the basis of the aggregate number of shares represented by the certificates so surrendered.

          (d) Each share of capital stock of TOL held in the treasury of TOL shall be cancelled and retired and no payment shall be made in respect thereof.

          (e) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, each share of TOL Common Stock and each share of TOL Series B Preferred Stock which is issued and outstanding immediately prior to the Effective Time and which is held by a TOL Stockholder who has not voted such shares in favor of adoption of the Agreement and who has demanded appraisal rights with respect thereto in the manner provided in Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the merger consideration provided for in paragraph (b) or (c) of this Section 2.1, as the case may be, but, instead, the holders thereof shall be entitled to receive payment of the appraised value of such shares in accordance with the provisions in Section 262 of the DGCL; provided, however, that if any holder of Dissenting Shares shall subsequently withdraw such demand for appraisal of such shares, or lose the right to appraisal as provided in Section 262 of the DGCL, such holder or holders, as the case may be, shall forfeit the right to appraisal of such shares and such shares shall thereupon be deemed to have been automatically converted into the right to receive, as of the Effective Time, the merger consideration provided for in paragraph (b) or (c) of this Section 2.1, as the case may be, without any interest thereon.

          2.2  Exchange Of Certificates.

          (a) Exchange Agent. Promptly following the Effective Time, Transamerica shall deposit with The Bank of New York or such other exchange agent as may be designated by Transamerica (the "Exchange Agent"), for the benefit of the TOL Stockholders, for exchange in accordance with this Section 2.2, certificates representing Transamerica Common Shares issuable pursuant to the first sentence of Section 2.1(b), excluding the Transamerica Common Shares to be paid into the Escrow Funds, and pursuant to Section 2.1(c) in exchange for outstanding shares of TOL Common Stock and shares of TOL Series B Preferred Stock and shall from time to time deposit cash in an amount reasonably expected to be paid pursuant to Sections 2.1(b) and 2.1(c) (such Transamerica Common Shares and cash, together with any dividends or distributions with respect thereto, the "Exchange Fund").

          (b) Exchange Procedures. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of TOL Common Stock or TOL Series B Preferred Stock whose shares were converted into the right to receive Transamerica Common Shares pursuant to the first sentence of Section 2.1(b) or pursuant to Section 2.1(c), as the case may be, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Transamerica may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing Transamerica Common Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of Transamerica Common Shares which such holder has the right to receive pursuant to the first sentence of Section 2.1(b), excluding the Transamerica Common Shares to be paid into the Escrow Funds, or pursuant to Section 2.1(c), as the case may be, and (y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions if any, which such holder has the right to receive pursuant to the provisions of this Article II, after giving effect to any required withholding tax, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares, unpaid dividends and distributions, if any, payable to holders of shares of TOL Common Stock or TOL Series B Preferred Stock. In the event of a transfer of ownership of shares of TOL Common Stock or TOL
Series B Preferred Stock which is not registered on the transfer records of TOL, a certificate representing the proper number of Transamerica Common
Shares, together with a check for the cash to be paid in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, may be issued to such transferee if the Certificate representing such shares of TOL Common Stock or TOL Series B Preferred Stock, as the case may be, held by such transferee is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender a certificate representing Transamerica Common Shares and cash in lieu of fractional shares thereof as provided in Section 2.1(b) or 2.1(c), as the case may be.

          (c) Distributions With Respect to Unexchanged Shares. Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to Transamerica Common Shares having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder, until the holder shall surrender such Certificate as provided in this Section 2.2. Subject to the effect of Applicable Laws (as defined in Section 4.9), following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole Transamerica Common Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole Transamerica Common Shares and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective
Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Transamerica Common Shares, less the amount of any withholding taxes which may be required thereon.

          (d) No Further Ownership Rights In TOL Common Stock and TOL Series B Preferred Stock. All Transamerica Common Shares issued upon surrender of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 2.1(b) or 2.1(c)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of TOL Common Stock or TOL Series B Preferred Stock represented thereby (other than the right to receive any portion of the Escrow Funds pursuant to the terms of this Agreement and the Escrow Agreement), and there shall be no further registration of transfers on the stock transfer books of TOL of shares of TOL Common Stock or TOL Series B Preferred Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.2.

          (e) Termination Of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to TOL stockholders for twelve months after the Effective Time shall be delivered to Transamerica, upon demand thereby, and holders of shares of TOL Common Stock or TOL Series B Preferred Stock who have not theretofore complied with this Section 2.2 shall thereafter look only to Transamerica for payment of any claim to Transamerica Common Shares, cash in lieu of fractional shares thereof, or dividends or distributions, if any, in respect thereof. If necessary in connection with the orderly distribution of Transamerica Common Shares to TOL Stockholders pursuant to Sections 2.6(c) and 2.7(c), the termination of the Exchange Fund shall be extended until the 180th day following the date that any additional Transamerica Common Shares are paid into the Exchange Fund.

          (f) No Liability. None of Transamerica, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of TOL Common Stock or TOL Series B Preferred Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any cash, any cash in lieu of fractional shares of retained TOL Common

Stock or TOL Series B Preferred Stock or any dividends or distributions with respect to whole shares of TOL Common Stock or TOL Series B Preferred Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 3.4)), any cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Law, become the property of Transamerica, free and clear of all claims or interest of any person previously entitled thereto.

          (g) Investment Of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Transamerica, on a daily basis. Any interest and other income resulting from such investments shall be paid to Transamerica upon termination of the Exchange Fund pursuant to Section 2.2(e).

          2.3 Escrow Funds. (a) Promptly following the Effective Time, certificates representing a portion of the Transamerica Common Shares into which shares of TOL Common Stock are converted pursuant to Section 2.1(b) shall be delivered to a mutually satisfactory escrow agent (the "Escrow Agent"), as follows:

               (i) certificates representing Transamerica Common Shares with an aggregate value of $11,000,000 shall be delivered to the Escrow Agent (such Transamerica Common Shares to be so delivered, together with any dividends or distributions with respect thereto and any proceeds thereof, "Escrow Fund A"),

               (ii) certificates representing Transamerica Common Shares with an aggregate value of $2,500,000 shall be delivered to the Escrow Agent (such Transamerica Common Shares to be so delivered, together with any dividends or distributions with respect thereto and any proceeds thereof, "Escrow Fund B"),

               (iii) certificates representing Transamerica Common Shares with an aggregate value of $1,000,000 shall be delivered to the Escrow Agent (such Transamerica Common Shares to be so delivered, together with any dividends, or distributions with respect thereto and any proceeds thereof, "Escrow Fund C"), and

               (iv) certificates representing Transamerica Common Shares with an aggregate value of $9,000,000 shall be delivered to the Escrow Agent (such Transamerica Common Shares to be so delivered, together with any dividends or distributions with respect thereto, the "Adjustment Escrow Fund")

with each of the foregoing dollar amounts in clauses (i), (ii), (iii) and (iv) to be calculated using the Deemed Average Share Price.

          Escrow Fund A, Escrow Fund B, Escrow Fund C and the Adjustment Escrow Fund are sometimes referred to collectively as the "Escrow Funds." Each of Escrow Fund A, Escrow Fund B, Escrow Fund C and the Adjustment Escrow Fund shall be held pursuant to an escrow agreement (the "Escrow Agreement") among Transamerica, Subcorp, TOL, Arthur, Dennis and the Escrow Agent, substantially in the form of Exhibit A attached hereto. Except for the right of Arthur and Dennis pursuant to Section 2.3(e)(ii) to cause the Escrow Agent to sell Transamerica Common Shares and invest the proceeds under the circumstances set forth therein, no TOL Stockholder shall have a right to sell, transfer, pledge, encumber or otherwise dispose of (or to cause any of the foregoing to occur), or to receive any certificates representing, any Transamerica Common Shares paid into the Escrow Funds unless and until such shares shall have been released to TOL Stockholders pursuant to the provisions of this Agreement and the Escrow Agreement. The Escrow Agent shall cause to be voted all of the Transamerica Common Shares in the Escrow Funds as to which it receives instructions from TOL Stockholders whose shares of TOL Common Stock are converted into Transamerica Common Shares pursuant to the first sentence of Section 2.1(b), in accordance with such instructions.

          (b) The Escrow Funds may be claimed by Transamerica pursuant to the following provisions and the provisions of the Escrow Agreement:

               (i) Transamerica shall be entitled to make a claim (a "Claim") against Escrow Fund A

                        (A) if Transamerica shall make any claim for indemnification pursuant to Section 8.10 (other than Section 8.10(a)(C)) of this Agreement; and

                        (B) for the cost of repairs to the Containers and Chassis (as defined in Section 4.11(a)) owned, managed or leased-in by TOL which in any case are off-lease as of the Closing Date to the extent in excess of $200,000; provided, however, that any amounts recovered by TOL or Transamerica from third parties (including, without limitation, payments by third party insurers, manufacturers, depots and managed container owners) with respect to such repairs shall be offset against the cost of repairs in determining whether the cost thereof exceeds $200,000;

                (ii) Transamerica shall be entitled to make a Claim against Escrow Fund B if it shall make any claim for indemnification pursuant to
     Section 8.11 of this Agreement;

               (iii) Transamerica shall be entitled to make a Claim against Escrow Fund C if it shall make any claim for indemnification pursuant to
     Section 8.10(a)(C) of this Agreement; and

               (iv) Transamerica shall be entitled to assets which are held in the Adjustment Escrow Fund pursuant to Sections 2.5(e), 2.6(d) and 2.7(d) of this Agreement.

          Unless Transamerica shall have theretofore delivered to the Escrow Agent a written notice or notices (individually, a "Claims Notice") stating that Transamerica has a Claim or Claims against the applicable Escrow Fund pursuant to this Section 2.3, the amounts then remaining in such Escrow Fund together with interest earned and distributions actually made on such amounts (after deduction for any applicable taxes) shall, in the case of Escrow Funds A, B and C, be delivered to the TOL Stockholders whose shares of TOL Common Stock are converted into Transamerica Common Shares pursuant to the first sentence of Section 2.1(b) as promptly as practicable after the second anniversary of the Closing Date; provided, however, that to the extent that on such second anniversary there continues to exist an unresolved dispute regarding a Claim by Transamerica under this Section 2.3(b), the portion of the applicable Escrow Fund that represents the amount of Transamerica's Claim shall be retained in such Escrow Fund until any dispute with respect to such Claim is finally resolved. If amounts are remaining in Escrow Funds A, B and/or C and, in accordance with this Agreement, are available at the expiration of such Escrow Fund to be delivered to the TOL Stockholders whose shares of TOL Common Stock are converted into Transamerica Common Shares pursuant to Section 2.1(b), Dennis and Arthur shall be reimbursed from the amounts then remaining in such Escrow Funds and which are so available (but only to the extent thereof) for the share of the fees and expenses of the Escrow Agent which each shall have paid and for the accounting and legal fees and expenses which each shall have paid on behalf of the TOL Stockholders in connection with claims for indemnification pursuant to Section 8.10(a) and any dispute relating to the Closing Report. Notwithstanding the second preceding sentence, Arthur and Dennis shall be entitled, in their sole discretion, to extend the period of Escrow Funds A, B and/or C and/or to cause Transamerica

Common Shares to be retained in such Escrow Funds for purposes of satisfying certain of the indemnification obligations under Section 8.10(b) or Section 8.11, in each case in the circumstances specified in Section 8.12. In the case of the Adjustment Escrow Fund, the amounts then remaining in such Fund, together with interest earned and distributions actually made on such amounts (after deduction for any applicable taxes) shall be delivered to Transamerica and/or distributed by the Escrow Agent to the TOL Stockholders whose shares of TOL Common Stock are converted into Transamerica Common Shares pursuant to the first sentence of Section 2.1(b), in accordance with Sections 2.5(e), 2.6(d) and 2.7(d).

          (c) All dividends payable and distributions made in respect of Transamerica Common Shares constituting the Escrow Funds, any portion of the $2,000,000 allocated to Merger Fees under Section 4.19 hereof which has not been paid out or spent in accordance with the first or second sentence of Section 5.3(h) within six months of the Effective Time, and all interest on any cash portion of the Escrow Funds, shall be paid, in the case of the Merger Fees, into Escrow Fund A and, in the case of any such dividends, distributions or interest, into the applicable Escrow Fund and, if not used to satisfy expenses and Claims of Transamerica thereunder or otherwise distributed thereunder pursuant to the procedures relating to the Adjustment Escrow Fund, shall be distributed to Transamerica or proportionately to the TOL Stockholders whose shares of TOL Common Stock are converted into Transamerica Common Shares pursuant to the first sentence of Section 2.1(b), as the case may be, as and when the portion of the applicable Escrow Fund to which such dividends, distribution or interest relate is transferred to any such party; provided, however, that the Escrow Agent shall send a report to each TOL Stockholder whose shares of TOL Stock are converted into Transamerica Common Shares pursuant to the first sentence of Section 2.1(b) within 45 days of the end of each calendar year during the period prior to the expiration of the Escrow Funds and promptly following their expiration estimating the taxable income of the applicable Escrow Funds during such period and transmitting a pro rata distribution equal to 45% of the taxable income allocable to each such TOL Stockholder.

          (d) Transamerica shall not be entitled to receive any of the assets held in Escrow Funds A, B or C unless it has delivered a notice (the "Claims Notice") to (i) the Escrow Agent, (ii) to Arthur and Dennis, on behalf of the holders of TOL Common Stock, and (iii) to the agents of Arthur and Dennis, whose names and addresses are set forth in Section 2.3(d) of the TOL Disclosure Schedule (and who Arthur and Dennis may change by providing notice to Transamerica and the Escrow Agent in accordance with Section 8.2 hereof) (the "TOL Agents") stating that Transamerica has a Claim or Claims for all or part of the relevant Escrow Fund and, to the extent reasonably ascertainable, the estimated amount thereof.

          With respect to any Claim against any of Escrow Funds A, B or C delivered pursuant to this Section 2.3, Arthur, Dennis or any TOL Agent shall have fifteen business days from receipt of a Claims Notice to serve on the Escrow Agent, with a copy to Transamerica, a notice (the "Preliminary Objecting Notice") that the TOL Stockholders object to all or part of such Claims against the applicable Escrow Fund. The Preliminary Objecting Notice may, but need not, specify the reasons for objection to the Claims Notice. Beginning five business days after its receipt of a Preliminary Objecting Notice, Transamerica shall provide Arthur, Dennis, any TOL Agent and their respective counsel, accountants and other advisors full access to books, records and personnel of the Surviving Corporation which are reasonably requested to determine, understand and defend against the Claim of Transamerica. Arthur and Dennis shall, within 20 business days following delivery of the Preliminary Objecting Notice, deliver a notice (the "Objecting Notice") to Transamerica setting forth in reasonable detail the reasons for the objection at issue. If an Objecting Notice or a Preliminary Objecting Notice containing the reasons for the objection at issue shall be delivered, Transamerica, Arthur and Dennis shall, during the 15 business days following such delivery, use reasonable efforts to reach agreement on the disputed Claims. If, during such period, Transamerica, Arthur and Dennis are unable to reach such agreement, then they shall promptly thereafter pursue non-binding mediation by an independent mediator reasonably satisfactory to Transamerica, Arthur and Dennis (who shall not have any material relationship with Transamerica, TOL, Arthur or Dennis). Such mediation shall not be final, conclusive or binding upon Transamerica or the TOL Stockholders. The cost of such mediation shall be borne equally by Transamerica, on the one hand, and Arthur and Dennis, on the other. Transamerica, on the one hand, or Arthur and Dennis, on the other hand, shall have the right to commence legal proceedings in the Superior Court of the State of California in and for the City and County of San Francisco or the federal district court in the Northern District of California, as applicable, for the purpose of having a dispute regarding a Claim by Transamerica adjudicated if such party shall conclude that the mediation provided for in this Section 2.3(d) has not produced a negotiated resolution of the dispute. To the extent that neither Arthur nor Dennis nor any TOL Agent shall deliver a Preliminary Objecting Notice within fifteen business days following receipt of the Claims Notice (or, if the Claims Notice does not specify the estimated amount thereof, as soon thereafter as the amount of the Claim is ascertainable), or, if the Preliminary Objecting Notice is delivered within the appropriate period, to the extent that neither Arthur nor Dennis shall deliver an Objecting Notice within twenty business days following receipt by Transamerica of the Preliminary Objecting Notice, the Escrow Agent shall deliver to Transamerica the portion of the applicable Escrow Fund which it claimed in the Claims Notice in respect of which no Preliminary Objecting Notice or Objecting Notice, as the case may be, has been received together with all interest actually earned and distributions made on it (after deduction or provision for any applicable taxes).

          The assets held in the Adjustment Escrow Fund shall be delivered to Transamerica and/or distributed by the Escrow Agent to the TOL Stockholders whose shares of TOL Common Stock are converted into Transamerica Common Shares pursuant to the first sentence of Section 2.1(b), in accordance with Sections 2.5(e), 2.6(d) and 2.7(d).

          (e) (i) For purposes of all Claims against any of the Escrow Funds by Transamerica, the value of each Transamerica Common Share with respect to which a Claim has been made by Transamerica, or which Transamerica or the TOL Stockholders whose shares were converted into Transamerica Common Shares pursuant to the first sentence of Section 2.1(b) were otherwise entitled to receive, shall be deemed to be the Deemed Average Share Price (as defined below), regardless of whether the actual trading price for the Transamerica Common Shares is greater than or lower than the Deemed Average Share Price, which shall be adjusted to account for any split, combination or recapitalization of Transamerica Common Shares. As used in this Agreement, the term "Average Share Price" shall mean the average of the closing prices of Transamerica Common Shares as reported on the New York Stock Exchange ("NYSE") Composite Tape ("NYSE Composite Tape") on each of the last fifteen trading days ending on and including the second trading day prior to the Closing Date and the term "Deemed Average Share Price" shall mean (i) the Average Share Price if the Average Share Price is more than $61.40 or less than $92.10; (ii) $61.40 if the Average Share Price is equal to or less than $61.40; or (iii) $92.10 if the Average Share Price is equal to or more than $92.10.

          (ii) At any time after the first anniversary of the Closing Date, Arthur and Dennis shall be entitled to cause the Escrow Agent to sell up to 50% of the Transamerica Common Shares then remaining in any or all of Escrow Funds A, B and/or

C and to cause the Escrow Agent to invest and reinvest the proceeds as they from time to time deem advisable, with such investment and reinvestment being subject to obtaining the consent of Transamerica, which consent shall not be unreasonably withheld. Arthur and Dennis shall be entitled to cause the Escrow Agent to invest and reinvest the proceeds without the consent of Transamerica in (i) direct obligations of, or obligations guaranteed by, the United States government or any agency or instrumentality thereof or (ii) savings certificates or certificates of deposit issued by an incorporated bank organized and doing business under the laws of the United States or any state having combined capital and surplus of not less than $100,000,000.

For purposes of all Claims against any of the Escrow Funds, any proceeds of the sale of Transamerica Common Shares and the investment and reinvestment thereof shall be valued at the Deemed Average Share Price of the Transamerica Common Shares which are so sold, and Arthur and Dennis shall cause records to be maintained, on a Share-by-Share basis for the Transamerica Common Shares which are so sold, and which track the investment and reinvestment of the proceeds thereof, which are sufficient to effect the valuation mechanism set forth in this clause (ii). After any Transamerica Common Shares are sold in accordance with the provisions of this clause (ii), any Claim for indemnification by Transamerica or other request for assets which are held in any of the Escrow Funds shall first be satisfied with the Transamerica Common Shares remaining in the applicable Escrow Fund and thereafter with the proceeds of the sale of Transamerica Common Shares (including the investment and reinvestment of the proceeds thereof).

          (f) There shall be no registration of transfers on the stock transfer books of TOL or Transamerica of the right to receive any portion of the Escrow Funds.

          2.4 Treatment of Stock Options and Restricted Stock. (a) Prior to the Effective Time, TOL shall use reasonable efforts to cause each TOL Option which has been granted to be exercised by the holder thereof immediately prior to the Closing. "TOL Option" shall mean each of the unexpired and unexercised options to purchase shares of capital stock of TOL. Any TOL Option that remains unexercised as of the Closing shall be terminated as of the Closing and shall be of no further force and effect.

          (b) TOL agrees to issue treasury shares of TOL, to the extent available, upon the exercise of TOL Options prior to the Effective Time.

          2.5 Delivery Of Preliminary Report, Pre-Closing Report, Closing Date Report And Closing Report. (a) The Common Exchange Ratio has been determined by reference to the report in the form attached hereto as Exhibit F (the "Preliminary Report") which TOL has caused to be prepared and delivered to Transamerica upon the execution of this Agreement and which contains information as of December 31, 1995. The Preliminary Report sets forth, in each case as of December 31, 1995, (i) the number of the Containers and Chassis owned, managed and leased-in by TOL at December 31, 1995, categorized by whether they are owned, managed or leased-in by TOL (each of the foregoing categories being referred to herein as a "Status"), and further listed by type and age of equipment; (ii) the average value per Container and Chassis listed by type, Status and age of equipment with such valuation being as shall have been mutually agreed among Transamerica, Arthur and Dennis;
(iii) the monthly depreciation/amortization amount per unit for such Containers and Chassis, categorized by Status and further listed by type of equipment; and (iv) the average age of the Containers and Chassis, listed by type and Status. TOL shall use its best efforts to deliver to Transamerica within 5 business days of the date hereof, and in any event shall deliver within 10 business days of the date hereof a schedule (which schedule shall become Exhibit E hereto) accurately setting forth with respect to the Containers and Chassis owned, managed and leased-in by TOL at December 31, 1995, (i) the container number and chassis number by prefix sequence of each Container and Chassis; (ii) the year and month of manufacture of each Container and Chassis; and (iii) whether each Container and Chassis was, as of December 31, 1995, off-lease or on-lease, and, if on-lease, the customer to which such Container or Chassis was leased and, if off-lease, the location of the Container and Chassis. Exhibit E shall be accompanied by the data on which it was based.

          (b) TOL and Transamerica shall jointly prepare and deliver a report (the "Pre-Closing Report") containing the information set forth in the Preliminary Report with respect to the Containers and Chassis owned, managed and leased-in by TOL as of the month end immediately preceding the Closing Date, except that (i) the information concerning average age of equipment shall not be adjusted for the passage of time since December 31, 1995 and shall set forth the age of such equipment as of December 31, 1995, (ii) the average value per Container and Chassis shall be the amount set forth in the Preliminary Report for each Container or Chassis within a particular Status, type and age, and
(iii) the monthly depreciation/amortization amount per unit for Containers and Chassis within a particular Status and type, shall be the amount agreed in the Preliminary Report. In addition, the Pre-Closing Report shall set forth, with respect to the Containers and Chassis owned, managed and leased-in by TOL as of the month end immediately preceding the Closing Date
(1) the container number and chassis number by prefix sequence of each Container and Chassis; (2) the year and month of manufacture of each Container and Chassis; and (3) whether each Container and Chassis was, as of the month end immediately preceding the Closing, off-lease or on-lease and, if on-lease, the customer to which such Container or Chassis was leased and, if off-lease, the location of the Container or Chassis. The Pre-Closing Report shall be delivered within five days following the month end immediately preceding the Closing and shall be accompanied by the data on which such Pre-Closing Report was based. In the event TOL and Transamerica shall be unable to agree on any item in the Pre-Closing Report, TOL's determination shall be dispositive for purposes of such Report. During the period from the date of this Agreement to Closing, Arthur, Dennis and TOL shall (i) provide Transamerica and Transamerica's accountants and other representatives with full access to TOL's books and records and the facilities and employees of TOL and to TOL's accountants (including their working papers), and (ii) cooperate fully with Transamerica and Transamerica's accountants, including, without limitation, the provision on a timely basis of all information reasonably requested in connection with the Pre-Closing Report.

          (c) During the period preceding the Effective Time, TOL, Arthur and Dennis shall take such actions as shall be reasonably requested by Transamerica to permit the preparation and delivery by Transamerica, within five days after the Closing Date, of a report (the "Closing Date Report") containing the information set forth in the Pre-Closing Report with respect to the Containers and Chassis owned, managed and leased-in by TOL as of the Closing Date, including the exceptions set forth in clauses (i), (ii) and
(iii) of the first sentence of Section 2.5(b), and the information, as of the Closing Date, required by the second sentence of Section 2.5(b), which shall be accompanied by the data on which such Closing Date Report was based.

          (d) As promptly as practicable, but in no event more than 30 business days after the Closing Date, Transamerica shall cause to be prepared and delivered to Arthur, Dennis and each TOL Agent a report (the "Closing Report") setting forth the information that had been contained in the Pre-Closing Report with respect to the Containers and Chassis owned, managed and leased-in by TOL as of the Closing Date, except that (i) the information concerning average age of equipment shall not be adjusted for the passage of time since December 31, 1995 and shall set forth the age of such equipment as of December 31, 1995, (ii) the average value per Container or Chassis shall be the amount set forth in the Preliminary Report for each Container or Chassis within a particular Status, type and age and (iii) the monthly depreciation/amortization amount per unit for Containers and Chassis within a particular Status and type shall be the amount set forth in the Preliminary Report. The Closing Report so delivered to Arthur, Dennis and each TOL Agent shall be accompanied by the data on which such Closing Report was based.

          (e) During the 20 days following delivery by Transamerica of the Closing Report, Arthur and Dennis shall be free to dispute any item reflected in the Closing Report and Arthur and Dennis, on the one hand, and Transamerica, on the other, shall be free to make adjustments to their views as to the items to be reflected in the Closing Report. Beginning three business days after its delivery of the Closing Report, Transamerica shall provide Arthur, Dennis, any TOL Agent and their respective counsel, accountants and other advisors full access to books, records and personnel of the Surviving Corporation which relate to TOL's operations prior to Closing as reasonably requested by Arthur or Dennis or a TOL Agent in order to understand and verify the accuracy of the Closing Report. At the end of the 20-day period provided by this Section 2.5(e), the parties shall jointly prepare a report listing the matters in dispute by item and valuing each disputed item based on the average value per Container or Chassis applicable to equipment within a particular Status, type and age and the monthly depreciation/amortization amounts per unit applicable to equipment within a particular Status and type, in each case in the relevant amounts agreed in the Preliminary Report, and setting forth the aggregate amount of all disputed items, as so valued (such aggregate amount, the "Disputed Amount"). Promptly following the conclusion of such 20-day period and completion of the report referred to in the preceding sentence, Transamerica Common Shares shall be distributed to Transamerica and/or TOL Stockholders whose shares are converted into Transamerica Common Shares pursuant to the first sentence of
Section 2.1(b), as appropriate, from the Adjustment Escrow Fund to the extent the adjustments to be made pursuant to Sections 2.6(c), 2.6(d), 2.7(c) and 2.7(d) shall have been mutually resolved during such period, so long as thereafter there shall remain in the Adjustment Escrow Fund Transamerica Common Shares having a value, calculated by reference to the Deemed Average Share Price, sufficient to resolve any adjustments which are proposed to be made by either Transamerica or by Arthur and Dennis pursuant to Sections 2.6(c), 2.6(d), 2.7(c) and 2.7(d) and which have not yet been mutually resolved, and any further adjustments to be made pursuant to Section 2.6(g).

          2.6 Purchase Price Adjustment And Post-Closing Adjustment For Number Of Units And Type Of Equipment. (a) If the number of any type of Containers or Chassis within a particular age and Status shown on the Pre-Closing Report shall be greater than the number of such Containers or Chassis within that age and Status shown on the Preliminary Report, in each such instance the Common Exchange Ratio shall, subject to Section 2.6(f), be increased by a percentage equal to (i) (x) the number of Containers and Chassis shown on the Pre-Closing Report within the particular age and Status which were not also reflected in the Preliminary Report times (y) the relevant average values shown on the Preliminary Report for each relevant type of Containers and Chassis within that age and Status divided by (ii) an amount equal to the product of (x) the number of shares of TOL Common Stock outstanding immediately prior to the Effective Time times (y) the Common Exchange Ratio times (z) the Deemed Average Share Price.

          (b) If the number of any type of Containers or Chassis within a particular age and Status shown on the Pre-Closing Report shall be less than the number of such Containers or Chassis within that age and Status shown on the Preliminary Report, in each such instance the Common Exchange Ratio shall, subject to Section 2.6(f), be decreased by a percentage equal to (i) (x) the number of Containers and Chassis shown on the Preliminary Report within the particular age and Status which were not also reflected in the Pre-Closing Report times (y) the relevant average values shown on the Preliminary Report for each relevant type of Containers and Chassis within that age and Status divided by (ii) an amount equal to the product of (x) the number of shares of TOL Common Stock outstanding immediately prior to the Effective Time times (y) the Common Exchange Ratio times (z) the Deemed Average Share Price.

          (c) If the number of any type of Containers or Chassis within a particular age and Status shown on the Closing Report, as definitively determined pursuant to Section 2.8, shall be greater than the number of such Containers and Chassis within that age and Status shown on the Pre-Closing Report, in each such instance the Common Exchange Ratio shall, subject to
Section 2.6(f), be deemed increased by a percentage equal to (i) (x) the number of Containers and Chassis shown on the Closing Report within the particular age and Status which were not also reflected in the Pre-Closing Report times (y) the relevant average values shown on the Preliminary Report for each relevant type of Containers and Chassis within that age and Status divided by (ii) an amount equal to the product of (x) the number of shares of TOL Common Stock outstanding immediately prior to the Effective Time times
(y) the Common Exchange Ratio times (z) the Deemed Average Share Price. Subject to Section 2.6(f), in such case, the Escrow Agent shall pay the amount remaining in the Adjustment Escrow Fund to the TOL Stockholders whose shares were converted into Transamerica Common Shares pursuant to the first sentence of Section 2.1(b) and Transamerica shall cause to be paid into the Exchange Fund the increased consideration that would have been payable by Transamerica had the number of Containers and Chassis within a particular age and Status shown on the Pre-Closing Report been equal to the number of such units shown on the Closing Report. The additional Transamerica Common Shares, if any, to be paid hereunder shall be valued at the Deemed Average Share Price.

          (d) If the number of any type of Containers or Chassis within a particular age and Status shown on the Closing Report, as definitively determined pursuant to Section 2.8, shall be less than the number of such Containers or Chassis within that age and Status shown on the Pre-Closing Report, in each such instance the Common Exchange Ratio shall, subject to
Section 2.6(f), be deemed to be decreased by a percentage equal to (i) (x) the number of Containers and Chassis within the particular age and Status shown on the Pre-Closing Report which were not also reflected in the Closing Report times
(y) the relevant average values shown on the Preliminary Report for each relevant type of Containers and Chassis within that age and Status divided by
(ii) an amount equal to the product of (x) the number of shares of TOL Common Stock outstanding immediately prior to the Effective Time times (y) the Common Exchange Ratio times (z) the Deemed Average Share Price. Subject to Sections 2.6(f) and 2.6(g), in such case, Transamerica shall be entitled to retain out of the Transamerica Common Shares deposited in the Adjustment Escrow Fund, a number of Transamerica Common Shares with an aggregate value (determined by reference to the Deemed Average Share Price) equal to the product resulting from the calculation set forth in clause (i) of this subsection 2.6(d) and, subject to said Sections 2.6(f) and 2.6(g), the Escrow Agent shall pay the balance, if any, of the Adjustment Escrow Fund to the TOL Stockholders whose shares were converted into Transamerica Common Shares pursuant to the first sentence of
Section 2.1(b); PROVIDED that any mutually agreed adjustment previously made pursuant to Section 2.5(e) shall be taken into account in determining the Transamerica Common Shares to be retained by Transamerica and to be paid to such TOL Stockholders. If the assets in the Adjustment Escrow Fund shall not be sufficient to provide Transamerica the quantity of Transamerica Common Shares to which it shall be entitled pursuant to this Section 2.6(d) and/or Section 2.6(g), Arthur and Dennis shall, within two business days of the definitive resolution of the Closing Report, be jointly and severally obligated to return to Transamerica a number of Transamerica Common Shares having a value, calculated by reference to the

Deemed Average Share Price, equal to the amount by which the assets in the Adjustment Escrow Fund shall be insufficient.

          (e) Notwithstanding anything to the contrary herein, no adjustments pursuant to this Section 2.6 shall be made in order to give effect to any change in the number of Containers or Chassis which arises as result of purchases, disposals or sales by TOL of equipment made in the ordinary course of business during the period commencing on January 1, 1996 and ending on the Closing Date.

          (f) To the extent that (i) the Common Exchange Ratio shall be increased and decreased by a percentage pursuant to subsections (a) and (b), respectively, of this Section 2.6 or (ii) the Common Exchange Ratio shall be deemed increased and deemed decreased by a percentage pursuant to subsections
(c) and (d), respectively, of this Section 2.6, then the percentage adjustments referred to in clause (i) of this subsection (f) shall be netted against one another and then netted against the percentage adjustments derived from clause
(i) of Section 2.7(f), to produce a percentage by which the Common Exchange Ratio shall be adjusted, and the percentage adjustments referred to in clause
(ii) of this subsection (f) shall be netted against one another, and then netted against the percentage adjustment derived from clause (ii) of Section 2.7(f), to produce a percentage by which the Common Exchange Ratio shall be deemed adjusted, and in each case the payments of Transamerica Common Shares resulting therefrom shall be made after giving effect to the netting required hereby. All adjustments pursuant to this Section 2.6 shall be rounded to the nearest one-ten-thousandth of one percent.

          (g) Notwithstanding the foregoing, if there is a Disputed Amount (as defined in Section 2.5(e)), then the following shall modify the payments to be made pursuant to Sections 2.6(d) and 2.7(d):

               (i) if the part of the Disputed Amount in respect of which it is definitively resolved pursuant to Section 2.8 that TOL's position was correct (by reference to the facts as derived from the Closing Report, as definitively determined) (the "Valid Claim Amount") is less than the part of the Disputed Amount in respect of which is definitively resolved (on the same basis) that TOL's position was not correct (the "Invalid Claim Amount"), the amount to be paid to Transamerica pursuant to Section 2.6(d) and/or Section 2.7(d) shall be increased by having the Escrow Agent and, if necessary, Arthur and/or Dennis, within two business days of the definitive resolution of the Closing Report, pay to Transamerica a number of Transamerica Common Shares having a value, calculated by reference to the Deemed Average
     Share Price, equal to 35% of the excess of the Invalid Claim Amount over the Valid Claim Amount, and the amount, if any, which the Escrow Agent pays to the TOL Stockholders whose shares were converted into Transamerica Common Shares pursuant to the first sentence of Section
     2.1(b) shall be correspondingly reduced;

               (ii) if the Valid Claim Amount is greater than the Invalid Claim Amount, the amount to be paid to Transamerica pursuant to Section 2.6(d) and/or Section 2.7(d) shall be decreased by 35% of the excess of the Valid Claim Amount over the Invalid Claim Amount and the amount which the Escrow Agent pays to the TOL Stockholders whose shares were converted into Transamerica Common Shares pursuant to the first sentence of Section 2.1(b) shall be correspondingly increased; provided, that if this Section 2.6(g)(ii) shall apply and (A) the aggregate amount to be paid to Transamerica pursuant to Sections 2.6(d) and 2.7(d) from the Adjustment Escrow Fund (before giving effect to this Section 2.6(g)(ii)) is less than
     (B) 35% of the excess of the Valid Claim Amount over the Invalid Claim Amount (the excess of the amount determined pursuant to sub-clause (B) over the amount determined pursuant to sub-clause (A) being hereinafter referred to as the "Payment Shortfall"), Transamerica shall deliver a number of Transamerica Common Shares having a value, calculated by reference to the Deemed Average Share Price, equal to the amount of the Payment Shortfall to the Escrow Agent for payment to the TOL Stockholders whose shares were converted into Transamerica Common Shares pursuant to the first sentence of
     Section 2.1(b).

          (h) If any adjustment or deemed adjustment to the Common Exchange Ratio is required to be made pursuant to subparagraphs (b) or (d) of this
Section 2.6, any (i) third party insurance proceeds received by TOL, (ii) cash payments made to TOL by customers and depots, and (iii) other cash payments received by TOL (in each case, which shall directly relate to reimbursement of TOL for any lost, stolen, destroyed or otherwise missing equipment for which an adjustment or deemed adjustment is required to be made pursuant to subparagraphs
(b) or (d) of this Section 2.6) shall be given effect as an offsetting amount to the otherwise applicable adjustment, but only to the extent of such proceeds or cash.

          2.7 Purchase Price Adjustment And Post-Closing Adjustment For Age Of Equipment. (a) If the average age of any type of Containers or Chassis within a particular Status shown on the Pre-Closing Report shall be less than the average age of such type of Containers or Chassis within that Status shown on the Preliminary Report, in each such instance the Common Exchange Ratio shall, subject to Section
2.7(f), be increased by a percentage equal to (i) (x) the monthly depreciation/amortization for the type of Containers or Chassis within the particular Status at issue shown on the Preliminary Report times (y) the number of months by which the average age of the type of Containers or Chassis within the particular Status shown on the Preliminary Report exceeded the average age of such type of Containers or Chassis within such Status shown on the Pre-Closing Report divided by (ii) an amount equal to the product of (x) the number of shares of TOL Common Stock outstanding immediately prior to the Effective Time times (y) the Common Exchange Ratio times (z) the Deemed Average Share Price.

          (b) If the average age of any type of Containers or Chassis within a particular Status shown on the Pre-Closing Report shall be greater than the average age of such type of Containers or Chassis within that Status shown on the Preliminary Report, in each such instance the Common Exchange Ratio shall, subject to Section 2.7(f), be decreased by a percentage equal to (i) (x) the monthly depreciation/amortization for the type of Containers or Chassis within the particular Status at issue shown on the Preliminary Report times (y) the number of months by which the average age of the type of Containers or Chassis within the particular Status shown on the Pre-Closing Report exceeded the average age of such type of Container or Chassis within such Status shown on the Preliminary Report divided by (ii) an amount equal to the product of (x) the number of shares of TOL Common Stock immediately prior to the Effective Time times (y) the Common Exchange Ratio times (z) the Deemed Average Share Price.

          (c) If the average age of any type of Containers or Chassis within a particular Status shown on the Closing Report, as definitively determined pursuant to Section 2.8, shall be less than the average age of such type of Containers or Chassis within that Status shown on the Pre-Closing Report, in each such instance the Common Exchange Ratio shall, subject to Section 2.7(f), be deemed to be increased by a percentage equal to (i) (x) the monthly depreciation/amortization for the type of Containers or Chassis within the particular Status at issue shown on the Preliminary Report times (y) the number of months by which the average age of the type of Containers or Chassis within the particular Status shown on the Pre-Closing Report exceeded the average age of such type of Containers or Chassis within such Status shown on the Closing Report divided by (ii) an amount equal to the product of (x) the number of shares of TOL Common Stock outstanding immediately prior to the Effective Time times (y) the Common Exchange Ratio times (z) the Deemed Average Share Price. Subject to Section 2.7(f), in such case, the Escrow Agent shall pay the amount remaining in the Adjustment Escrow Fund to the TOL Stockholders whose shares were converted into Transamerica Common Shares pursuant to the first sentence of
Section 2.1(b) and Transamerica shall cause to be paid into the Exchange Fund the increased consideration that would have been payable by Transamerica had the average age of the type of Containers or Chassis within the particular Status shown on the Pre-Closing Report been equal to the average age of such units shown on the Closing Report. The additional Transamerica Common Shares, if any, to be paid hereunder shall be valued at the Deemed Average Share Price.

          (d) If the average age of any type of Containers or Chassis within a particular Status shown on the Closing Report, as definitively determined pursuant to Section 2.8, shall be greater than the average age of such type of Containers or Chassis within that Status shown on the Pre-Closing Report, in each such instance the Common Exchange Ratio shall, subject to Section 2.7(f), be deemed to be decreased by a percentage equal to (i) (x) the monthly depreciation/amortization for the type of Containers or Chassis within the particular Status at issue shown on the Preliminary Report times
(y) the number of months by which the average age of the type of Containers or Chassis within the particular Status shown on the Closing Report exceeded the average age of such type of Containers or Chassis within such Status shown on the Pre-Closing Report divided by (ii) an amount equal to the product of (x) the number of shares of TOL Common Stock outstanding immediately prior to the Effective Time times (y) the Common Exchange Ratio times (z) the Deemed Average Share Price. Subject to Section 2.7(f) and 2.6(g), in such case, Transamerica shall be entitled to retain out of the Transamerica Common Shares deposited in the Adjustment Escrow Fund, a number of Transamerica Common Shares with an aggregate value (determined by reference to the Deemed Average Share Price) equal to the product resulting from the calculation set forth in clause (i) of this subsection 2.7(d) and, subject to said Sections 2.7(f) and 2.6(g), the Escrow Agent shall pay the balance, if any, of the Adjustment Escrow Fund to the TOL Stockholders whose shares were converted into Transamerica Common Shares pursuant to the first sentence of Section 2.1(b); provided that any mutually agreed adjustment previously made pursuant to Section 2.5(e) shall be taken into account in determining the Transamerica Common Shares to be retained by Transamerica and to be paid to such TOL Stockholders. If the assets in the Adjustment Escrow Fund shall not be sufficient to provide Transamerica the quantity of Transamerica Common Shares to which it shall be entitled pursuant to this

Section 2.7(d) and/or Section 2.6(g), Arthur and Dennis shall, within two business days of the definitive resolution of the Closing Report, be jointly and severally obligated to return to Transamerica a number of Transamerica Common Shares having a value, calculated by reference to the Deemed Average Share Price, equal to the amount by which the assets in the Adjustment Escrow Fund shall be insufficient.

          (e) Notwithstanding anything to the contrary herein, no adjustments pursuant to this Section 2.7 shall be made in order to give effect to any change in the average age of Containers or Chassis which arises as result of purchases, disposals or sales by TOL of equipment made in the ordinary course of business during the period commencing on January 1, 1996 and ending on the Closing Date.

          (f) To the extent that (i) the Common Exchange Ratio shall be increased and decreased by a percentage pursuant to subsections (a) and (b), respectively, of this Section 2.7 or (ii) the Common Exchange Ratio shall be deemed increased or deemed decreased by a percentage pursuant to subsections
(c) and (d), respectively, of this Section 2.7, then the percentage adjustments referred to in clause (i) of this subsection (f) shall be netted against one another, and then netted against the percentage adjustment derived from clause (i) of Section 2.6(d), to produce a percentage by which the Common Exchange Ratio shall be adjusted, and the percentage adjustments referred to in clause (ii) of this subsection (f) shall be netted against one another, and then netted against the percentage adjustment derived from clause (ii) of Section 2.6(f), to produce a percentage by which the Common Exchange Ratio shall be deemed adjusted, and in each case the payments of Transamerica Common Shares resulting therefrom shall be made after giving effect to the netting required hereby. All adjustments pursuant to this
Section 2.7 shall be rounded to the nearest one-ten-thousandth of one percent.

          2.8 Disagreements With Respect To Closing Report. (a) If after the 20-day period provided in Section 2.5(e) there shall be a Disputed Amount, Arthur and Dennis shall, within 20 business days following delivery of the report contemplated by Section 2.5(e) with respect to disputed items and the Disputed Amount, deliver a notice to Transamerica setting forth in reasonable detail Arthur's and Dennis' calculation of and narrative explanation or rationale supporting their disagreement with the Closing Report.

          (b)  If a notice of disagreement shall be delivered pursuant to
Section 2.8(a), the parties hereto shall, during the fifteen business days following delivery of the notice that sets forth Arthur's and Dennis' calculation of and narrative explanation or rationale supporting such disagreement, use reasonable efforts to reach agreement on the disputed items or amounts. If, during such period, the parties are unable to reach such agreement, then they shall promptly thereafter pursue non-binding mediation by an independent mediator reasonably satisfactory to Transamerica and to Arthur and Dennis (who shall not have any material relationship with Transamerica, TOL, Arthur or Dennis). Such mediation shall not be final, conclusive or binding upon the parties hereto. The cost of such mediation shall be borne equally by Transamerica, on the one hand, and Arthur and Dennis, on the other hand. Transamerica, on the one hand, and Arthur and Dennis on the other hand shall have the right to commence legal proceedings in the Superior Court of the State of California in and for the City and County of San Francisco or the federal district court in the Northern District of California for the purpose of having a dispute regarding the Closing Report adjudicated if such party concludes that the mediation provided for in this Section 2.8(b) has not produced a negotiated resolution of the parties' disagreement.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF TRANSAMERICA AND SUBCORP

          In order to induce TOL, Arthur and Dennis to enter into this Agreement, Transamerica and Subcorp hereby represent and warrant to TOL that the statements contained in this Article III are true, correct and complete.

          3.1 Organization and Standing. Each of Transamerica and Subcorp is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation with full power and authority (corporate and other) to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Transamerica and Subcorp is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction would not have a material adverse effect on Transamerica. Neither Transamerica nor Subcorp is in default in the performance, observance or fulfillment of any provision of its respective Certificate of Incorporation, as amended, or Bylaws.

          3.2 Corporate Power And Authority. Each of Transamerica and Subcorp has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Transamerica and Subcorp. This Agreement has been duly executed and delivered by each of Transamerica and Subcorp, and constitutes the legal, valid and binding obligation of each of Subcorp and Transamerica enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights or general principles of equity.

          3.3 Capitalization Of Transamerica. As of March 31, 1996, Transamerica's authorized capital stock consisted solely of (a) 150,000,000 shares of common stock, $1.00 par value per share ("Transamerica Common Shares"), of which (i) 67,678,057 shares were issued and outstanding, (ii) 12,060,405 shares were issued and held in treasury (which does not include the shares reserved for issuance as set forth in clause (a)(iii) below) and
(iii) 15,040,300 shares were reserved for issuance upon the exercise or conversion of options, warrants or convertible securities granted or issuable by Transamerica, (b) 1,200,000 shares of preferred stock, $100 par value per share, of which (i) 2,250 shares of Dutch Auction Rate Transferable Securities were issued and outstanding, (ii) 180,091 shares of Series D Preferred Stock were issued and outstanding, (iii) none was issued and held in treasury (which does not include the shares reserved for issuance set forth in clause (b)(iv) below) and (iv) none was reserved for issuance upon exercise or conversion of options, warrants or convertible securities granted or issuable by Transamerica and (c) 5,000,000 shares of preference stock, without par value, none of which was issued and outstanding or reserved for issuance. Each outstanding share of capital stock of Transamerica is, and all Transamerica Common Shares to be issued in connection with the Merger will be, duly authorized and validly issued, fully paid and nonassessable, will be issued in compliance with applicable federal and state securities laws and will be free and clear of all liens, encumbrances and adverse claims and may be resold by affiliates (as defined in Rule 145 under the Securities Act of 1933, as amended (the "Securities Act")) in accordance with paragraph
(d) of such Rule 145. Each outstanding share of capital stock of Transamerica has not been, and all Transamerica Common Shares to be issued in connection with the Merger will not be, issued in violation of any preemptive or similar rights.

          3.4 Disclosure. No representations or warranties made by Transamerica or Subcorp in this Agreement or exhibits, schedules or annexes hereto contain or will contain any untrue statement of material fact or omit or will omit to state any material fact necessary to make the statements herein, in light of the circumstances under which they were made, not misleading.

          3.5 Conflicts, Consents And Approval. Neither the execution and delivery of this Agreement by Transamerica or Subcorp nor the consummation of the transactions contemplated hereby will:

          (a) conflict with, or result in a breach of any provision of the respective Certificates of Incorporation or Bylaws of Transamerica and Subcorp;

          (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Transamerica or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Transamerica or any of its subsidiaries is a party;

          (c) violate any order, writ, injunction, decree, statute, rule or regulation, applicable to Transamerica or any of its subsidiaries or their respective properties or assets; or

          (d) require any action or consent or approval of, or review by, or registration or filing with any third party or any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority, whether federal, state, local, foreign or multinational (a "Governmental Authority"), other than (i) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), and (ii) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement;

except in the case of (b), (c) and (d) for any of the foregoing that would not have a material adverse effect on Transamerica.

          3.6 Registration Statement. None of the information provided by Transamerica for inclusion (i) in the registration statement on Form S-4 to be filed with the Securities and Exchange Commission (the "Commission") by Transamerica under the Securities Act, including the prospectus (as amended, supplemented or modified, the "Prospectus") relating to Transamerica Common Shares to be issued in the Merger or (ii) in the proxy statement and form of proxy relating to the vote of the TOL stockholders with respect to the Merger or any other document required to be sent to the TOL stockholders if the Merger is approved by written consent without a meeting of the TOL stockholders (collectively and as amended, supplemented or modified, the "Proxy Statement") which is contained therein (such registration statement as amended, supplemented or modified, the "Registration Statement"), at the time the Registration Statement becomes effective or, in the case of the Proxy Statement, at the date of mailing, in each case will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act.

          3.7 Brokerage And Finder's Fees. Neither Transamerica nor Subcorp has incurred or will incur on behalf of Transamerica or Subcorp, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement, and each of Transamerica and Subcorp shall indemnify and hold TOL, Arthur and Dennis harmless from any such fees, commissions or similar payments.

          3.8 Litigation. There is (a) no suit, action or claim, (b) no investigation or inquiry by any administrative agency or governmental body and
(c) no legal, administrative or arbitration proceeding pending, or to Transamerica's or Subcorp's knowledge, threatened against Transamerica or Subcorp, in each case, which could reasonably be expected to have a material adverse effect on the ability of Transamerica or Subcorp to consummate the transactions contemplated herein.

                                  ARTICLE IV

          REPRESENTATIONS AND WARRANTIES OF TOL, ARTHUR AND DENNIS

          In order to induce Subcorp and Transamerica to enter into this Agreement, each of TOL, Arthur and Dennis hereby jointly and severally represents and warrants to Transamerica and Subcorp that the statements contained in this Article IV are true, correct and complete; provided, however, that the portions of the representations in Sections 4.5(b) and 4.5(c) which relate to Arthur and Dennis shall be deemed to be made only by Arthur and Dennis, respectively. Except for Sections 4.1, 4.2, 4.3 and 4.4, all references to TOL in this Article IV include each of TOL's direct and indirect subsidiaries (as defined in Section 4.2).

          4.1 Organization and Standing. TOL is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority (corporate and other) to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. TOL is duly qualified to do business and in good standing in each jurisdiction listed in Section
4.1 to the disclosure schedule (the "TOL Disclosure Schedule") delivered by TOL to Transamerica and dated the date hereof, is not qualified to do business in any other jurisdiction and neither the nature of the business conducted by it nor the property it owns, leases or operates requires it to qualify to do business as a foreign corporation in any other jurisdiction, except where the failure to be so qualified or in good standing in such jurisdiction would not have a material adverse effect on TOL. TOL is not in default in the performance, observance or fulfillment of any provision of its Certificate of Incorporation, as amended, or Bylaws.

          4.2 Subsidiaries. (a) TOL does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except as set forth in Section 4.2 of the TOL Disclosure Schedule.

          (b) TOL is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such entity.

          (c) Set forth in Section 4.2 of the TOL Disclosure Schedule is a true, complete and correct list of all of TOL's, direct and indirect, subsidiaries. TOL owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of TOL's subsidiaries. The term "subsidiary", as used in this Agreement, shall mean with respect to any person, any corporation or other legal entity of which such person controls or owns, directly or indirectly, more than 50% of the stock or other equity interest, or more than 50% of the voting power entitled to vote on the election of members to the board of directors or similar governing body.
Each of the outstanding shares of capital stock of each of TOL's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by TOL free and clear of all liens, pledges, security interests, claims or other encumbrances. The following information for each subsidiary of TOL is set forth in Section 4.2 to the TOL Disclosure Schedule, as applicable: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the percentage of issued and outstanding shares of capital stock or share capital owned by each record owner and the name of each such record owner. There are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any subsidiary of TOL, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of any subsidiary of TOL; and no subsidiary of TOL has any obligation of any kind to issue any additional securities or to pay for securities of any subsidiary of TOL or any predecessor thereof.

          4.3 Corporate Power And Authority. TOL has all requisite corporate power and authority to enter into this Agreement and, subject to authorization of the Merger and the transactions contemplated hereby by the TOL stockholders, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of TOL, subject to authorization of the Merger and the transactions contemplated hereby by the TOL stockholders. This Agreement has been duly executed and delivered by each of TOL, Arthur and Dennis and constitutes the legal, valid and binding obligation of each of TOL, Arthur and Dennis enforceable against each in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights or general principles of equity.

          4.4 Capitalization Of TOL. As of the date hereof, TOL's authorized capital stock consisted solely of (a) 200,000 shares of common stock, $.001 par value per share ("TOL Common Stock"), of which (i) 74,303 shares were issued and outstanding, (ii) none were issued and held in treasury (which does not include the shares reserved for issuance set forth in clause (a)(iii) below) and (iii) 4,700 shares were reserved for issuance upon the exercise or conversion of options, warrants or convertible securities granted or issued by TOL and (b) 1,000,000 shares of preferred stock, $.001 par value per share, of which (i) 640,000 have been designated Series A Preferred Stock, none of which was issued and outstanding or reserved for issuance, (ii) 300,107 shares have been designated Series B Preferred Stock (the "TOL Series B Preferred Stock," and together with the
TOL Common Stock, the "TOL Stock"), of which all were issued and outstanding,
(iii) none was issued and held in treasury and (iv) none was reserved for issuance upon the exercise or conversion of options, warrants or convertible securities granted or issued by TOL. Each outstanding share of capital stock of TOL is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights.
Other than as set forth in the first sentence hereof or in Section 4.4 to the TOL Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of TOL, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of TOL; and TOL has no obligation of any kind to issue any additional securities or to pay for securities of TOL or any predecessor. The issuance and sale of all of the shares of capital stock described in this Section 4.4 have been in compliance with federal and state securities laws. As of the Closing Date, all TOL Options shall have been properly exercised or cancelled. The TOL Disclosure Schedule accurately sets forth the names of, and the number of shares of each class held by, all holders of shares of capital stock of TOL and all holders of options or warrants to purchase TOL capital stock. TOL has not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any person or entity.

          4.5  Conflicts; Consents And Approvals.  Except as set forth in
Section 4.5 of the TOL Disclosure Schedule, neither the execution and delivery of this Agreement by TOL, nor the consummation of the transactions contemplated hereby will:

          (a) conflict with, or result in a breach of any provision of the Certificate of Incorporation, as amended, or Bylaws of TOL;

          (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of any of TOL, any of its subsidiaries, Arthur or Dennis under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease (including, without limitation, any Operating Lease (as defined in Section 4.12(a))) or other instrument or obligation to which TOL, any of its subsidiaries, Arthur or Dennis, as applicable, is a party;

          (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to TOL, any of its subsidiaries, Arthur or Dennis or any of their respective properties or assets; or

          (d) require any action or consent or approval of, or review by, or registration or filing with any third party or any Governmental Authority, other than (i) authorization of the Merger and the transactions contemplated hereby by the TOL stockholders, (ii) actions required by the HSR Act, (iii) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement and (iv) consents or approvals of any third party or Governmental Authority set forth in Section 4.5 to the TOL Disclosure Schedule;

except in the case of (b), (c) and (d) for any of the foregoing that would not have a material adverse effect on TOL. Other than pursuant to this Agreement, there are no rights of first refusal with respect to, options or rights to acquire all or any of the assets of TOL. Except as set forth in Section 4.7 of the TOL Disclosure Schedule, there are no Secured Financing Agreements to which TOL is a party that cannot be prepaid without penalty.

          4.6 No Material Adverse Change. Since December 31, 1995, TOL has conducted its business in the ordinary course, consistent with past practice, and there has been no material adverse change in the assets, liabilities, results of operations, prospects, business or financial condition of TOL or any event, occurrence or development which may reasonably be expected to have such a change or a material adverse effect on the ability of TOL to consummate the transactions contemplated hereby, except for (i) such changes, events, occurrences or developments prevailing throughout the container leasing industry which affect the persons, firms, corporations or other legal entities which directly compete in such industry, (ii) departures or reactions of officers, directors, consultants, employees or agents of TOL resulting from the announcement or expectation of the Merger or (iii) deterioration of relationships between TOL and its customers, vendors, managed container owners or lenders resulting from the announcement or expectation of the Merger.

          4.7 SEC Documents; Financial Statements; Indebtedness. Trans Ocean Container Corporation, a Delaware corporation and wholly owned subsidiary of TOL ("TOL Operating Subsidiary") has timely filed with the Commission and has heretofore made available to Transamerica (or Transamerica has otherwise obtained) true, correct and complete copies of all forms, reports, schedules, statements and other documents required to be filed by it under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act") or the Securities Act (such documents, as amended since the time of filing, collectively, the "SEC Documents"). The SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of registration statements, on the dates of effectiveness) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of TOL Operating Subsidiary included in the SEC Documents at the time filed (and, in the case of registration statements, on the date of effectiveness) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject in the case of unaudited statements to normal, recurring audit adjustments) the financial position of TOL as at the dates thereof and the results of its operations and cash flows for the periods then ended. The audited financial statements of TOL for the year ended December 31, 1995 were prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present the financial position of TOL as of December 31, 1995 and the results of its operations and cash flows for the period ended December 31, 1995. The unaudited financial statements of TOL for the five months ended May 31, 1996, were prepared (except for the absence of notes thereto) in accordance with generally accepted accounting principles applied on a consistent basis and fairly present, subject to normal recurring audit adjustments, the financial position of TOL as of May 31, 1996 and the results of its operations and cash flows for the five months ended May 31, 1996. TOL has in place and utilizes adequate control procedures and practices in accordance with generally accepted accounting principles, Regulation S-X promulgated by the Securities and Exchange Commission, and the Statement on Auditing Standards promulgated by the American Institute of Certified Public Accountants which produce on a timely basis accurate accounting, financial and other reports needed in the conduct of TOL's business.

          Section 4.7 of the TOL Disclosure Schedule accurately sets forth a true, complete and correct list of all agreements and other documents evidencing indebtedness and obligations related to Leased-In Equipment (as defined in Section 4.12(a)) and Secured Financing Agreements, of TOL (collectively, the "Indebtedness Agreements") as of July 2, 1996 and includes the following: (i) with respect to agreements and other documents evidencing indebtedness, by agreement, the lender, the original principal amount, interest rate, outstanding balance as of December 31, 1995, issue date and maturity date and (ii) with respect to obligations for Leased-In Equipment, by lease, the lessor, the type of equipment, the total number of units of each type of equipment, and the quarterly payment obligation from and after December 31, 1995. Except as set forth in Section 4.7(i) of the TOL Disclosure Schedule, from and after December 31, 1995, all amounts due and payable pursuant to the terms of the Indebtedness Agreements have been paid in accordance with the terms of the applicable Indebtedness Agreement (without giving effect to any grace periods therein). Section 4.7 of the TOL Disclosure Schedule also accurately describes (i) any prepayment restrictions, the amount of prepayment penalty, the calculation thereof, the date, if any, after which prepayment is permitted and the notice provisions with respect thereof, with respect to each Indebtedness Agreement that cannot be prepaid without penalty and (ii) any restrictions on, and the consents required in connection with, any assignment of any of the Indebtedness Agreements. Since May 31, 1996 TOL has not renewed, or entered into, any Indebtedness Agreement which contains any restrictions on the prepayment of the obligations thereunder. TOL shall use its best efforts to deliver to Transamerica within 5 business days of the date hereof, and in any event shall deliver to Transamerica within 10 business days of the date hereof, a schedule which accurately sets forth (i) with respect to each Indebtedness Agreement entered into by TOL on or after June 30, 1996, the information described in the first sentence of this paragraph and (ii) for each Indebtedness Agreement which is secured by any Containers or Chassis a true, correct and complete list of such Containers or Chassis by container number and chassis number.

          4.8 Taxes. Except as set forth in Section 4.8 of the TOL Disclosure Schedule, TOL has duly filed all federal, state, local and foreign income, franchise, excise, real and personal property and other tax returns and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by TOL prior to the date hereof. All of the foregoing returns and reports are true and correct in all material respects, and TOL has paid or, prior to the Effective Time, will pay all taxes, interest and penalties required to be paid in respect of the periods covered by such returns or reports to any federal, state, foreign, local or other taxing authority. TOL has paid or made adequate provision in the financial statements of TOL included in the SEC Documents for all taxes payable in respect of all periods ending on or prior to December 31, 1995. Except as set forth in Section 4.8 of the TOL Disclosure Schedule, neither TOL nor any of its subsidiaries will have any material liability for any taxes in excess of the amounts so paid or reserves so established and neither TOL nor any of its subsidiaries is delinquent in the payment of any material tax, assessment or governmental charge and none of them has requested any extension of time within which to file any returns in respect of any fiscal year which have not since been filed. No deficiencies for any tax, assessment or governmental charge have been proposed in writing, asserted or assessed (tentatively or definitely), in each case, by any taxing authority, against TOL or any of its subsidiaries for which there are not adequate reserves. There are no pending requests for waivers of the time to assess any such tax, other than those made in the ordinary course and for which payment has been made or there are adequate reserves. The federal income tax returns of TOL and its subsidiaries have not been audited by the Internal Revenue Service ("IRS"). For the purposes of this Agreement, the term "tax" shall include all federal, state, local and foreign taxes including interest and penalties thereon and any obligations under any agreements or arrangements with respect to any such taxes. TOL has not filed an election under Section 341(f) of the Code to be treated as a consenting corporation. TOL Operating Subsidiary and, if applicable, its affiliates have caused to be filed all tax returns required to be filed by each of the partnerships listed in Section 4.21 of the TOL Disclosure Schedule. TOL is and has since its incorporation been a closely held C corporation within the meaning of Section 469(j)(1) of the Code and is not and has not been at any time a personal service corporation within the meaning of Section 469(j)(2) of the Code. TOL has suspended passive activity loss carryforwards within the meaning of Section 469 of the Code of not less than $46.2 million at December 31, 1995, as computed under existing laws and regulations on December 31, 1995. Except as set forth in Section 4.8 of the TOL Disclosure Schedule, TOL has complied with all domestic and foreign requirements as to withholding of taxes. In conjunction with its stated election under Revenue Procedure 90-10, TOL for all tax years prior to 1996 has identified those assets not on hire to persons or entities not subject to United States tax and has claimed tax depreciation expense on such assets in accordance with the provisions of Section 168(g) of the Code.

          4.9 Compliance With Law. TOL is in compliance with, and at all times since December 31, 1992 has been in compliance with, all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Authority (collectively, "Applicable Laws") relating to TOL or its business or properties, except for failures to be in compliance therewith which would not have a material adverse effect on TOL or on TOL's ability to consummate the transactions contemplated hereby.

          4.10 Proprietary Rights. None of the Proprietary Rights (as defined below) of TOL infringes upon or violates the rights of any person, firm, corporation, or other legal entity, except for any such immaterial infringement or violation which, to the extent known, has been remedied. For purposes of this Agreement, the term "Proprietary Rights" shall mean with respect to any person or entity: (a) all material names, patents, inventions, trade secrets, proprietary rights, computer software, trademarks, trade names, service marks, logos, copyrights and franchises and all applications therefor, registrations thereof and licenses, sublicenses or agreements in respect thereof which such person or entity owns or has the right to use or to which such person or entity is a party; and (b) all filings, registrations or issuances of any of the foregoing with or by any Governmental Authority. To the knowledge of TOL, no person, firm, corporation or other legal entity has infringed, misappropriated or otherwise used without proper authority any Proprietary Rights. Other than the Proprietary Rights set forth in Section 4.10 of the Disclosure Schedule, no material name, patent, invention, trade secret, proprietary right, computer software, trademark, trade name, service mark, logo, copyright, franchise, license, sublicense, or other such right is necessary for the operation of the business of TOL in substantially the same manner as such business is presently conducted. TOL owns all Proprietary Rights necessary for the operation of the business of TOL as currently conducted. The business of TOL has not been since December 31, 1990 and is not conducted in contravention of any Proprietary Right of any third party except such contravention which could not reasonably be expected to have a material adverse effect on TOL. No person, firm, corporation, or other legal entity has a right to receive from TOL a royalty or similar payment in respect of any Proprietary Right, whether or not pursuant to any contractual arrangement entered into by TOL. TOL has not licensed any of its Proprietary Rights.

          4.11 Containers. (a) Section 4.11(a) of the TOL Disclosure Schedule sets forth a true, complete and correct list of all dry cargo containers, tank containers, refrigerated containers, open top containers and collapsible containers, flat racks and all other equipment of the types listed in Exhibit F (other than chassis) (collectively, the "Containers") and all chassis (collectively, the "Chassis") owned, managed, and leased-in by TOL that in each case are off-lease as of July 10, 1996. Each of TOL's off-lease Containers and Chassis (i) is in conformity with IICL-4 repair standards, if a Container other than a tank Container, (ii) is in conformity with TOL container condition standards (a true, complete and correct copy of which is attached as Exhibit K), if a tank Container, (iii) is in conformity with the standard for Chassis set out in the Institute of International Container Lessors Ltd. "Guide for Container Chassis Inspection Second Edition" (the "Standard IICL Guide"), if a Chassis, or (iv) is being or will be repaired to IICL-4 standards, if a Container other than a tank Container, TOL container condition standards, if a tank Container or Standard IICL Guide, if a Chassis, with the cost of repair paid either (x) by the customer who last redelivered the Container or Chassis,
(y) all or in part by TOL as to Containers or Chassis leased with a damage protection plan ("DPP") to the extent covered by DPP or (z) by TOL in amounts aggregating not more than $200,000; provided, however, that any third party insurance and any other third party payments (including without limitation payments by manufacturers, depots and managed container owners) with respect to such damage shall be offset against the costs paid by TOL pursuant to this clause (z) in determining whether such aggregate costs exceed $200,000.

          (b) Except as specified in Section 4.11(b) to the TOL Disclosure Schedule, each Container and each Chassis which is leased by TOL to a customer is being leased to a person, firm, corporation or other legal entity which is subject to a valid and binding contractual obligation to redeliver such Container or Chassis to TOL in IICL-4 condition, if a Container other than a tank Container, TOL container condition standards, if a tank Container, or Standard IICL Guide, if a Chassis.

          (c) TOL has not agreed to or made any arrangements with any lessee of any Container or Chassis not covered by DPP permitting such lessee to return such Container or Chassis to TOL in a condition other than as specified in
Section 4.11(b) above or waiving or modifying any of TOL's rights against any such lessee if such Container or Chassis is returned by such lessee other than in such condition.

          (d) All Containers and Chassis owned, managed or leased-in by TOL are usable for their respective originally intended purposes, normal wear and tear excepted.

          (e) TOL shall use its best efforts to deliver to Transamerica within 5 business days of the date hereof, and in any event shall deliver to Transamerica within 10 business days of the date hereof, a schedule which accurately sets forth, with respect to each Container and Chassis owned, managed, or leased-in by TOL, as of the date hereof (i) the container number and chassis number of each Container and Chassis owned, managed or leased-in by TOL,
(ii) the type of such Container or Chassis, (iii) the owner code and name of the owner related thereto, (iv) the on-lease or off-lease status thereof, (v) if off-lease, the location and the repair status thereof, (vi) if on-lease, the identity of the customer, the related contract number, whether an option to purchase such Container or Chassis has been granted and the timing of and amount for which any such purchase option may be exercised. Such schedule shall accurately list such Containers and Chassis in order by container number and chassis number and shall accurately identify each Container or Chassis covered by DPP, noting the type of DPP coverage, if any.

          4.12 Title To And Condition And Sufficiency Of Properties. (a) TOL has, as of the date hereof, legal and beneficial title to all of the Containers and Chassis owned by TOL (collectively, the "Owned Equipment") (subject, in the case of Containers and Chassis leased out by TOL, as finance lessors, to lessees pursuant to leases or agreements which provide for the acquisition of such Containers or Chassis subject thereto by the lessees (the "Leased-Out Equipment"), to the rights of the applicable lessee), has valid and binding interests as bailee in the Containers and Chassis leased by TOL, as lessee, pursuant to finance leases and hire purchase arrangements and loan agreements under which certain Containers and Chassis to be owned by TOL are collateral (such Containers and Chassis, the "Financed Equipment" and such finance leases, agreements and arrangements, the "Secured Financing Agreements"), pursuant to valid and binding Secured Financing Agreements, and has valid and binding leasehold interests in the Chassis and Containers which TOL leases, as lessee, the "Leased-In Equipment"), pursuant to the applicable leases. TOL is, and has been, in compliance with any and all provisions relating to collateral in each of the Secured Financing Agreements and each agreement pursuant to which TOL leases Leased-In Equipment. Section 4.12 of the TOL Disclosure Schedule includes a true, complete and correct list of (i) all Secured Financing Agreements and (ii) by lease, the Leased-In Equipment and the total number of Containers and Chassis covered by each such lease. TOL shall use its best efforts to deliver to Transamerica within 5 business days of the date hereof, and in any event shall deliver to Transamerica within 10 business days of the date hereof a schedule which accurately sets forth, (A) a true, complete and correct list as of the date hereof of all leases, agreements and arrangements by Container or Chassis type by container number and chassis number and (i) by lender with a security interest in the Owned Equipment and (ii) by lessor with respect to the Financed Equipment and the Leased-In Equipment and (B) for each such lease, agreement or arrangement, a reference to the section of the lease, agreement or other document which establishes ownership of or security interest in the applicable Container or Chassis. Subject to disposals that occur in the ordinary course of business and sales carried out in a manner consistent with the plan set forth in Section 4.14(c) of the TOL Disclosure Schedule, TOL will have, as of the Closing Date, legal and beneficial title to all the Owned Equipment (subject, in the case of Leased-Out Equipment, to the rights of the applicable lessee), valid and binding interests as bailee in all Financed Equipment pursuant to valid and enforceable Secured Financing Agreements, and valid and binding leasehold interests in the Leased-In Equipment pursuant to the applicable leases. All assets of TOL are free and clear of all title defects, liens, claims, charges, security interests, pledges, or other encumbrances of any nature whatsoever including, without limitation, options, leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements, except (i) the Revolving Credit Agreement among TOL and the lenders named therein (the "Revolving Credit Agreement");
(ii) materialmen's, mechanics', carriers', workmen's, repairmen's or other like liens arising in the ordinary course of business and not yet subject to foreclosure which do not impair Transamerica's ability to hold, own, utilize or sell any Container or any Chassis; (iii) liens for current taxes not yet due; (iv) interests of lenders and other financiers in assets of TOL (each, a "Security Interest") under Secured Financing Agreements; and (v) the leases pursuant to which TOL leases Containers or Chassis to its customers (the "Operating Leases").

          (b) The Preliminary Report attached hereto as Exhibit F accurately sets forth the information to be provided pursuant to Section 2.5(a) as of the date specified therein.


          (c) The Pre-Closing Report will accurately set forth the information to be provided therein pursuant to Section 2.5(b) as of the last day of the month immediately preceding the Closing Date.

          (d) All of the tangible real or personal property owned or leased by TOL which is used in the ownership and leasing of Containers and Chassis by TOL and the activities related or incident thereto (the "Container Operations") is presently utilized by TOL in the ordinary course of its business.

          (e) No third party environmental or other reports have been prepared by or for TOL with respect to the real property owned, leased or used by TOL.

          (f) All of the assets used by TOL in its business as of December 31, 1995 that are required to be reflected on TOL's financial statements are reflected on the audited financial statements of TOL dated December 31, 1995.

          (g) (i) To the extent that Containers and/or Chassis are or prior to the Closing Date become on lease to customers who as of May 31, 1996 are Bankrupt (as defined below) or prior to Closing Date become Bankrupt, reserves on the unaudited balance sheet of TOL for the five months ended May 31, 1996 for the Containers and Chassis not recovered from Bankrupt customers and for any monies due and owing from Bankrupt customers to TOL are adequate to cover the Loss and Expenses (as defined in Section 8.10(a) from all Bankrupt customers including those arising after May 31, 1996, after considering TOL's receipt of any amounts due from third party insurers or pursuant to Management Agreements. Any adjustments made since December 31, 1995 to TOL's reserves for Containers and Chassis not recovered from Bankrupt customers and for monies due and owing from Bankrupt customers were made in the ordinary course of business in accordance with TOL's past practices and in accordance with generally accepted accounting principles consistently applied.

               (ii) The net book value of any accounts receivable due from, and Containers or Chassis on lease to, a Bankrupt customer (which Containers or Chassis have not been returned to TOL) that are reflected on the unaudited balance sheet of TOL dated May 31, 1996, net of reserves, were carried at such date in amounts that were not in excess of their realizable values.

               (iii) A customer shall be deemed "Bankrupt" if it commences a voluntary case concerning it under Title 11 of the United States Code as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code") or any similar foreign law; or an involuntary case is commenced against the customer under the Bankruptcy Code or any similar foreign law and relief is ordered against such customer or the petition is controverted but is not dismissed within 90 days after the commencement of the case; such customer becomes insolvent or is unable to pay its debts within the meaning of Applicable Law or stops making payments generally or declares a moratorium or suspension of payments with respect to all or a substantial part of its debts or ceases to conduct its business or enters into any composition or other arrangement with its creditors generally (or any class of them); or a custodian (as defined in the Bankruptcy Code or any similar foreign law) is appointed for, or takes charge of, all or substantially all of the property of the customer; or the customer commences any other proceeding under any reorganization, arrangement, readjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to such customer or there is commenced against the customer any such proceeding which remains undismissed for a period of 90 days or the customer is adjudicated insolvent or bankrupt; or the customer fails to controvert in a timely manner any petition or action filed against it under the Bankruptcy Code or any similar foreign law or any such proceeding or any order of relief or other order approving any such case or proceeding or the appointment of any custodian or the like of or for it or any substantial part of its property or suffers any such appointment to continue undischarged or unstayed for a period of 90 days; or the customer makes a general assignment for the benefit of creditors;
     or any action is taken by such customer for the purpose of effecting any of the foregoing.

          (h) All agreements of TOL relating to the management of Containers and/or Chassis owned by third parties (the "Management Agreements") as of December 31, 1995 which provided for compensation of $100,000 or more in 1995 are set forth in Section 4.21(a) of the TOL Disclosure Schedule and all such Management Agreements and all Management Agreements set forth on any schedule delivered after the date hereof in accordance with this Section 4.12(h) (i) are valid and binding obligations of TOL and the valid and binding obligations of each other party thereto; (ii) have not been amended, modified or terminated orally or in writing except as disclosed in writing to Transamerica prior to the execution of this Agreement; and (iii) permit TOL to use and operate the Containers and/or Chassis subject thereto.
Section 4.12(h) of the TOL Disclosure Schedule accurately sets forth the original date of each Management Agreement set forth in Section 4.21(a) of the TOL Disclosure Schedule and FTEUs for each managed container investor pool.
TOL shall use its best efforts to deliver to Transamerica within 5 business days of the date hereof, and in any event shall deliver to Transamerica within 10 business days of the date hereof, a schedule which accurately sets forth (i) all Management Agreements in effect as of the date hereof, the original date of each such Management Agreement, and the total number of Containers or Chassis covered thereby at December 31, 1995 and (ii) with respect to both the Management Agreements set forth on such schedule and the Management Agreements set forth in Section 4.21 of the TOL Disclosure Schedule, the total number of Containers and Chassis by Container or Chassis type and by owner thereof, the container number and chassis number of each Container or Chassis covered by each such Management Agreement and the designation of the owner of each such Container or Chassis. The Management Agreements which have not been furnished to Transamerica prior to the date hereof do not contain terms or provisions which are more burdensome, uneconomic or materially different from those that have been received by Transamerica.

          (i) Notwithstanding any other provision of this Agreement, no representation or warranty is made with respect to the presentation on the audited balance sheet of TOL for the year ended December 31, 1995 of the items referred to in Section 4.12(i) of the TOL Disclosure Schedule.

          4.13 Title. At the Closing, TOL shall have (i) complete and unrestricted power and the unqualified right to use in the business, sell, assign, transfer and deliver the Owned Equipment (subject, in the case of Leased-Out Equipment, to rights of the applicable lessee) and the other assets (excluding Management Agreements and Leases relating to Leased Equipment, which by their terms are not assignable or transferrable without the consent of the other party thereto) of TOL which are owned by TOL or any of its affiliates, and upon consummation of the transactions contemplated hereby, TOL will continue to have legal and marketable title to all of such Owned Equipment (subject, in the case of Leased-Out Equipment, to rights of the applicable lessee) and such other assets of TOL which are owned by TOL or any of its affiliates, free and clear of all title defects, claims, charges, options (except as aforesaid), conditional sales contracts, collateral security arrangements, mortgages, pledges, liens, security interests or encumbrances of any kind, as contemplated by Section 4.12 hereof (other than (a) the Revolving Credit Agreement, (b) materialmen's, mechanics', carriers', workmen's, repairmen's or other like liens arising in the ordinary course of business and not yet subject to foreclosure and which do not impair Transamerica's ability to directly or indirectly hold, own, utilize or sell any Container or Chassis, (c) liens for current taxes not yet due, (d) the Security Interests, each of which, shall have been released and discharged or with respect to which enforceable and irrevocable arrangements shall have been entered into to effect such release and discharge, in each case, at TOL's expense and (e) the Operating Leases) and (ii) legal and valid leasehold interests in the leases pursuant to which TOL or its affiliates lease Chassis (collectively, the "TOL Chassis Leases") and the other assets of TOL which are leased by TOL or its affiliates.

          4.14 Operating Leases; Sales of Containers and Chassis in Connection With Management Arrangements.

          (a) Set forth in Section 4.14(a) of the TOL Disclosure Schedule is a true, complete and correct list of all customers who as of the date hereof have Containers or Chassis which are owned, managed or leased-in by TOL or who as of the date hereof have accounts receivable owing to TOL, and who in each case have ceased operations or are in default under their Operating Lease. Except as set forth in Section 4.14(a) of the TOL Disclosure Schedule, no Operating Lease has been terminated before its expiration (other than in accordance with its terms), repudiated or rescinded by TOL, or terminated before its expiration (other than in accordance with its terms), or, to the knowledge of TOL, repudiated or rescinded by the applicable lessee under an Operating Lease and no written notice or, to the knowledge of TOL, oral notice, has been received by TOL of any intention or threat by the applicable lessee to do any of the above.

          (b) TOL has not consented to any sublease by any lessee to a third party not controlled by such lessee of Containers or Chassis under any Operating Lease in effect as of the date of this Agreement, and no written notice or, to the knowledge of TOL, oral notice, has been received by TOL of any intention by a relevant lessee to grant any such sublease.

          (c) Section 4.14(c) of the TOL Disclosure Schedule sets forth a true and complete copy of the plan of TOL for calendar year 1996 with respect to purchases by TOL of Containers and Chassis and disposals by TOL of Containers and Chassis in connection with any Containers or Chassis that have been, or may become, subject to management arrangements, as the case may be, between TOL and a third party. All such purchases and disposals since January 1, 1996 have been made in the ordinary course of business and in amounts not in excess of those provided for in the plan. Section 4.14(c) of the TOL Disclosure Schedule sets forth a summary of such purchases and disposals from January 1, 1996 through May 31, 1996. Notwithstanding the foregoing, projections or other predictions contained in the plan are not and shall not be deemed to be representations or warranties of TOL, Arthur or Dennis.

          4.15 Operations Manuals. The operations manuals, technical manuals and summaries of repair history records delivered to Transamerica by TOL prior to the date hereof are true, complete and correct. TOL shall use its best efforts to deliver to Transamerica within 5 business days of the date hereof, and in any event shall deliver to Transamerica within 10 business days of the date hereof true, complete and correct copies of all of TOL's operations manuals, technical manuals and repair history records. The practices adopted and/or applied by TOL in the Container Operations and the repair history of the Container Operations have not materially departed from the provisions of the manuals or records delivered to Transamerica prior to the date hereof.

          4.16 Depot Agreements; Purchase Options. (a) Section 4.16 of the TOL Disclosure Schedule sets forth the form of Depot Agreement (as defined in Section 4.21(a)) used by TOL in the ordinary course of business and the terms of such Depot Agreements provide for (i) free assignability and transferability without the consent of the counterparty thereto and (ii) cancellability without penalty to TOL upon not more than 60 days' notice in the case of Depot Agreements with respect to dry cargo Containers and 90 days' notice in the case of Depot Agreements with respect to tank Containers. No Depot Agreement differs in any material respect from the form set forth in Section 4.16(a) to the TOL Disclosure Schedule.

          (b) Section 4.16(b) of the TOL Disclosure Schedule accurately sets forth a true, complete and correct list with respect to the Containers or Chassis on which as of June 30, 1996 an option to purchase has been granted, the customer to which such purchase option has been granted, the contract pursuant to which such purchase option has been granted, the date on which such purchase option expires, and the dollar amount at which such purchase option may be exercised and the per diem rate thereon. Except as set forth in Section 4.16(b) of the TOL Disclosure Schedule, no options to purchase have been granted to third parties with respect to any Container or Chassis through June 30, 1996 and none will be granted after the execution hereof without the prior written consent of Transamerica. TOL shall use its best efforts to deliver to Transamerica within 5 business days of the date hereof, and in any event shall deliver to Transamerica within 10 business days of the date hereof, a schedule which accurately sets forth a true, complete and correct list of the Containers or Chassis on which between June 30, 1996 and the date hereof (including the date hereof) an option to purchase has been granted, the customer to which such purchase option has been granted, the contract pursuant to which such purchase option has been granted, the time period, if any, during which such purchase option may be exercised, and the dollar amount at which such purchase option may be exercised and the per diem rate thereon.

          4.17 Registration Statement. None of the information provided by TOL for inclusion in the Registration Statement at the time it becomes effective or, in the case of the Proxy Statement, at the date of mailing, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

          4.18 Litigation. Except as set forth in Section 4.18 of the TOL Disclosure Schedule, there is no suit, claim, action, proceeding or investigation (an "Action") pending or, to the knowledge of TOL, threatened against TOL which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the ability of TOL to consummate the transactions contemplated hereby or, if adversely determined, could reasonably be expected to have a material adverse effect on TOL. There is no Action pending or, to the knowledge of TOL, threatened against TOL by any of TOL's securityholders, in their capacity as securityholders, including, without limitation, any holders or former holders of capital stock of TOL or any holders or former holders of notes or bonds of TOL. TOL is not subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate could reasonably be expected to have a material adverse effect on TOL or a material adverse effect on the ability of TOL to consummate the transactions contemplated hereby. Except as set forth in Section 4.18 to the TOL Disclosure Schedule, (i) there has not been any Action asserted or, to the knowledge of TOL, threatened against TOL relating to TOL's method of doing business or its relationship with past, existing or future users, purchasers or licensees of any Proprietary Rights, goods or services of TOL and (ii) TOL has not been subject to any outstanding order, writ, injunction or decree relating to TOL's method of doing business or its relationship with past, existing or future users, purchasers or licensees of any Proprietary Rights, goods or services of TOL.

          4.19 Brokerage And Finder's Fees; Merger Fees. Except for TOL's obligations to (i) Bear, Stearns & Co. Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (collectively, the "Financial Advisors") (a copy of the written agreement relating to such obligations having previously been provided to Transamerica) and (ii) one other individual who has been identified to the Vice President Corporate Development of Transamerica, neither TOL nor any stockholder, director, officer or employee thereof, has incurred or will incur on behalf of TOL, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement. The aggregate Merger Fees owed or which will be owing by TOL to investment bankers, financial advisors, attorneys or accountants will not exceed $2,000,000. "Merger Fees" means, with respect to any party hereto, all fees and expenses paid or payable by such party to all attorneys, accountants, investment bankers, financial advisors and other experts and advisors incident to negotiation, preparation, execution and consummation of this Agreement and related documentation and stockholders' meeting and consents; provided, however, that TOL's accountants' Merger Fees shall not include audit fees of $222,000 which fees are pursuant to the audit engagement letter dated June 19, 1995 for the issuance of TOL's Form 10-K and for the audit of TOL's financial statements in each case for the year ended December 31, 1995 and Merger Fees shall include all fees paid or payable for services rendered with respect to the transactions contemplated by this Agreement (including without limitation, with respect to the negotiation, preparation, execution and consummation of this Agreement and related documentation and stockholders' meeting and consents) from January 1, 1996 through the Closing Date to the Financial Advisors and to Cooley Godward Castro Huddleson & Tatum. TOL is not subject to any other Contract to pay remuneration to any person, firm, corporation or other legal entity, including any officer, director or employee of TOL, in connection with the negotiation, preparation, execution and consummation of this Agreement or otherwise relating to the Merger.

          4.20  Employee Benefit Plans.

          (a) For purposes of this Section 4.20, the following terms have the definitions given below:

               "Controlled Group Liability" means any and all liabilities under (i) Title IV of ERISA, (ii) section 302 of ERISA, (iii) sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (v) corresponding or similar provisions of foreign laws or regulations.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

               "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

               "Plans" means all employee benefit plans, programs, policies, practices, and other arrangements providing benefits to any employee or former employee or beneficiary or dependent thereof, whether or not written, and whether covering one person or more than one person, sponsored or maintained by TOL or any of its subsidiaries or to which TOL or any of its subsidiaries contributes or is obligated to contribute. Without limiting the generality of the foregoing, the term "Plans" includes all employee welfare benefit plans within the meaning of Section 3(1) of ERISA and all employee pension benefit plans within the meaning of Section 3(2) of ERISA.

          (b) Section 4.20(b) of the TOL Disclosure Schedule accurately sets forth a true, correct and complete list as of the date hereof (i) of the 20 most highly compensated employees of TOL by name and their respective rate of pay and target bonus percentage, if any as of the date hereof and (ii) by department, with respect to U.S. employees, and by title, with respect to employees outside the U.S., and by location and by name (or, if the data requested pursuant to this Section 4.20(b) is not available by name of particular employees, the number of such employees and the aggregate for such employees), the estimated number of years of service and the estimated annual compensation. TOL shall use its best efforts to deliver to Transamerica within 5 business days of the date hereof, and in any event shall deliver to Transamerica within 10 business days of the date hereof, a true, complete and correct schedule accurately setting forth as of the date hereof the name of each employee of TOL and, with respect to each employee, their title, their rate of pay, their target bonus, if any, all other entitlements under Plans, the terms of any agreements with respect to termination of employment and separation or severance benefits, the length of notice required to terminate employment, the date on which employment commenced (or is deemed to have commenced for statutory purposes), the date of birth and the location of such employee and the information set forth in such schedule shall not vary from the information set forth in Section 4.20(b) of the TOL Disclosure Schedule except for matters which individually and in the aggregate are immaterial.

          (c) Section 4.20(c) of the TOL Disclosure Schedule lists all Plans which cover United States based employees of TOL. There are no Plans other than those required by local laws which cover employees of TOL based outside the United States. With respect to each Plan, TOL has made available to Transamerica a true, correct and complete copy of: (i) each writing constituting a part of such Plan, including without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter from the IRS, if any.

          (d) The Internal Revenue Service has issued a favorable determination letter with respect to each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code (a "Qualified Plan"), and there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust.

          (e) All contributions required to be made to any Plan by Applicable Laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full and through the Closing Date will be timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof or the Closing Date, as applicable, have been or will be fully reflected in the SEC Documents filed or to be filed with the Commission.

          (f) TOL and its subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the Plans and all of the provisions of the Plans. There is not now, and there are no existing, circumstances that could give rise to, any requirement for the posting of security with respect to a Plan, other than the fiduciary bonding requirements of ERISA, or the imposition of any lien on the assets of TOL or any of its subsidiaries under ERISA or the Code with respect to actual or potential liabilities under a Plan.

          (g) No Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), nor has TOL or any of its subsidiaries or any of their respective ERISA Affiliates, at any time within five years before the date hereof, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

          (h) There does not now exist, and there are no existing, circumstances that could result in, any Controlled Group Liability that would be a liability of TOL or any of its subsidiaries following the Closing. Without limiting the generality of the foregoing, neither TOL nor any of its subsidiaries nor any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

          (i) Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA, neither TOL nor any of its subsidiaries has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for death benefits payable under the normal course of a pension benefit plan with respect to deceased participants.

          (j) Except as set forth in Section 4.20(j) of the TOL Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of TOL or any of its subsidiaries. Without limiting the generality of the foregoing, no amount paid or payable by TOL or any of its subsidiaries in connection with the transactions contemplated hereby either solely as a result thereof or as a result of such transactions in conjunction with any other events will be an "excess parachute payment" within the meaning of
Section 280G of the Code.

          (k) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any material liability of TOL or any of its subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any multiemployer plan.

          4.21 Contracts. (a) Section 4.21 of the TOL Disclosure Schedule lists all written or oral contracts, agreements, guarantees, leases (which, with respect to Operating Leases, is to the knowledge of TOL) and executory commitments (each a "Contract") to which TOL is a party and which fall within any of the following categories: (i) as of December 31, 1995, all Management Agreements which provided for compensation of $100,000 or more during 1995, and, as of June 30, 1996, all Operating Leases, all TOL Chassis Leases, all Purchase Commitments (as defined below), all Indebtedness Agreements, including all Secured Financing Agreements, agreements between TOL and depot owners relating to the use of depots in connection with Container Operations (the "Depot Agreements") and all other contracts, commitments, leases, agreements or understandings, whether written or oral, relating to the Container Operations or the assets of TOL involving the payment of $100,000 or more, (ii) Contracts not entered into in the ordinary course of business of TOL, (iii) joint venture, partnership and like agreements, (iv) Contracts which are service contracts (excluding contracts for delivery services entered into in the ordinary course of business) or equipment leases involving payments by TOL of more than $100,000 per year, (v) Contracts containing covenants purporting to limit the freedom of TOL to compete in any line of business in any geographic area or to hire or solicit any individual or group of individuals, (vi) Contracts which after the Effective Time would have the effect of limiting the freedom of Transamerica or its subsidiaries (other than TOL and its subsidiaries) to compete in any line of business in any geographic area or to hire any individual or group of individuals, (vii) Contracts which contain minimum purchase conditions or requirements or other terms that restrict or limit the purchasing relationships of TOL, (viii) Contracts relating to any outstanding commitment for capital expenditures in excess of $100,000, (ix) Contracts relating to the lease or sublease of or sale or purchase of real or personal property involving any price or annual expense in excess of $100,000 and not cancellable by TOL (without premium or penalty) within one month, (x) Contracts with any labor organization, (xi) any confidentiality agreements to which TOL is party and pursuant to which the disclosure of such confidentiality agreement is not precluded, with TOL hereby representing that the only confidentiality agreement it has entered into whose disclosure is precluded by the terms thereof do not relate to or otherwise affect the conduct or operations of TOL's business, (xii) indentures, mortgages, promissory notes, loan agreements, guarantees of amounts in excess of $100,000, letters of credit or other agreements or instruments of TOL or commitments for the borrowing or the lending of amounts in excess of $100,000 by TOL or providing for the creation of any charge, security interest, encumbrance or lien upon any of the assets of TOL, (xiii) Contracts involving annual revenues or expenditures to the business of TOL in excess of .5% of TOL's annual revenues and (xiv) Contracts with or for the benefit of any affiliate of TOL (other than subsidiaries of TOL). "Purchase Commitments" means purchase orders of TOL and its affiliates for Containers and Chassis. All of the Contracts required to be disclosed by this Section 4.21(a) are valid and binding obligations of TOL and the valid and binding obligation of each other party thereto, except such Contracts which if not so valid and binding would not, individually or in the aggregate, have a material adverse effect on TOL. Neither TOL nor, to the knowledge of TOL, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under, any such Contract except such violations or defaults under such Contracts which, individually or in the aggregate, would not have a material adverse effect on TOL. TOL shall use its best efforts to deliver to Transamerica within 5 business days of the date hereof, and in any event shall deliver within 10 business days of the date hereof, a schedule which accurately sets forth as of the month end immediately preceding the date hereof a true, complete, and correct list of all Operating Leases, by customer and by container number and chassis number and by type, the start date, end date and per diem for each such Operating Lease. The information set forth on such schedule will be consistent with the information contained in TOL's consolidated monthly financial reports, including fleet on hire, average per diem, and average utilization, which information is in turn consistent with the operating data provided by TOL to Transamerica prior to the date hereof.

          (b) Section 4.21(b) of the TOL Disclosure Schedule accurately sets forth a true, complete and correct list with respect to the Purchase Commitments as of July 16, 1996, which list sets forth (A) with respect to each such Purchase Commitment, the related purchase order number(s), the purchase order date(s), the equipment type, the number of units, the delivery date(s), the number of units delivered by type of equipment, the price per type of equipment, the extended total of the purchase orders and manufacturer designation and (B) the grand total of the number of units ordered, the number of units delivered and the extended total of the purchase orders. Each Purchase Commitment listed in Sections 4.21(b) and 4.21(b2) of the TOL Disclosure Schedule has been made in the ordinary course of TOL's business and, in each case, to the extent carried out, is in compliance with the terms of the relevant purchase order.
The terms of each purchase order listed in Sections 4.21(b) and 4.21(b2) of the TOL Disclosure Schedule are consistent with the terms of the form of purchase order attached hereto as Exhibit M. The Purchase Commitments set forth in Sections 4.21(b) and 4.21(b2) of the TOL Disclosure Schedule constitute all Purchase Commitments of TOL and its affiliates for Containers and Chassis as of July 16, 1996. Except as set forth in Sections 4.21(b) and 4.21(b2) to the TOL Disclosure Schedule, neither TOL nor any of its affiliates have entered into additional purchase commitments for Containers or Chassis between December 31, 1995 and July 16, 1996. TOL shall use its best efforts to deliver to Transamerica within 5 business days of the date hereof, and in any event shall deliver to Transamerica within 10 business days of the date hereof, a schedule which accurately sets forth a true, complete and correct list of all Purchase Commitments of Containers and Chassis entered into by TOL between July 16, 1996 and the date hereof
(including the date hereof), and with respect to each such Purchase
Commitment the information set forth in the first sentence of this Section 4.21(b). Except as set forth in Section 4.21(b3) of the TOL Disclosure Schedule, the purchase orders set forth on such schedule will be consistent with the terms of the form of purchase order attached hereto as Exhibit M. Without the prior written consent of Transamerica, not to be unreasonably withheld, TOL will not enter into any Purchase Commitments between the date hereof and the Closing Date.

          (c) Except as set forth in Section 4.21(c) of the TOL Disclosure Schedule, so far as TOL is aware, none of the Operating Leases are held by persons (or their agents) who have ceased operations or are Bankrupt.

          (d) (i) Section 4.21(d)(i) of the TOL Disclosure Schedule sets out each claim made or resolved by TOL or its affiliates in respect of any manufacturer's warranty relating to any Containers owned or leased by TOL or Chassis owned or leased by TOL in excess of $50,000 since December 31, 1990.

               (ii) Except as set forth in Section 4.21(d)(ii) of the TOL Disclosure Schedule, (A) TOL has not waived any warranty claims since December 31, 1990 and (B) there are no manufacturing defects in any Container or Chassis.

               (iii) TOL shall use its best efforts to deliver to Transamerica within 5 business days of the date hereof, and in any event shall deliver to Transamerica within 10 business days of the date hereof, a true, complete and correct list, by container number and chassis number of all Containers and Chassis which are subject to any claims set forth in Section 4.21(d) of the TOL Disclosure Schedule.

          4.22  Accounts Receivable.

          Except as set forth in Section 4.22 of the TOL Disclosure Schedule, all accounts and notes receivable (including finance notes receivable) and accrued interest receivable of TOL (together with accounts and notes receivable, the "Receivables") have arisen in the ordinary course of business and the accounts receivable reserves reflected on the balance sheet as of May 31, 1996 are as of such date established in accordance with generally accepted accounting principles consistently applied and will be collectible in an amount not less than the amounts thereof carried on the balance sheet as of such date, net of any reserves included thereon, as applicable, and any adjustments made since December 31, 1995 to TOL's accounts receivable reserves were made in the ordinary course of business in accordance with TOL's past practices and in accordance with generally accepted accounting principles consistently applied. The Receivables are valid, binding and enforceable in accordance with their terms, arise from bona fide transactions, and are not subject to counterclaims, refusals to pay or other rights of set-off. To the extent that the representations and warranties in this Section and in Section 4.12(g) shall both prove to be inaccurate due to the same circumstances relating to a Bankrupt Customer, the parties agree that nothing herein shall permit Transamerica to recover more than its Loss and Expenses (as defined in Section 8.10(a)) attributable to such circumstances.

          4.23 Officers and Employees. The information delivered to Transamerica by TOL (receipt of which was specifically acknowledged in writing by Transamerica) as to the names of all directors and officers of TOL, the total salary, bonus, fringe benefits and perquisites received by all directors, officers and employees whose total salary exceeded $75,000 in the fiscal year ended December 31, 1995 is true, accurate and complete as of December 31, 1995, and no material changes to the foregoing compensation arrangements have occurred subsequent to December 31, 1995.

Except as previously disclosed to Transamerica in writing (receipt of which was specifically acknowledged in writing by Transamerica), there are no other material forms of compensation paid to any such director, officer or employee of TOL. Except as previously disclosed to Transamerica in writing (receipt of which was specifically acknowledged in writing by Transamerica), no officer, director or employee of TOL or any other affiliate of TOL provides or causes to be provided to TOL any material assets, services or facilities and TOL does not provide or cause to be provided to any such officer, director, employee or affiliate any material assets, services or facilities. Except as set forth in Section 4.23 to the TOL Disclosure Schedule, no officer, director or other person directly or indirectly controlling or controlled by, or under direct or indirect common control with, TOL has any material interest in the assets of TOL. Except as set forth in Section 4.23 of the TOL Disclosure Schedule, there are no compensation plans of TOL that are not in writing, and copies of all compensation plans, including any severance plans, of TOL have heretofore been given to Transamerica.

          4.24 Labor Relations. There is no unfair labor practice complaint against TOL pending before the National Labor Relations Board, and there is no labor strike, dispute, slowdown or stoppage, or any union organizing campaign, actually pending or, to the knowledge of TOL, threatened against or involving TOL. TOL has not employed since December 31, 1992 and does not employ any individual who is a member of a collective bargaining unit with respect to such individual's employment by TOL. TOL is in compliance with, and at all times since December 31, 1992 has been in compliance with, all Applicable Laws relating to employment, except for failures to be in compliance therewith which would not have a material adverse effect on TOL or on the ability of TOL to consummate the transactions contemplated hereby.

          4.25 Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against on the balance sheet of TOL as of December 31, 1995 included in the SEC Documents or (ii) as incurred after December 31, 1995 in the ordinary course of business consistent with prior practice and not prohibited by this Agreement and disclosed in Section 4.25 to the TOL Disclosure Schedule, (iii) the Merger Fees or (iv) except as set forth in Section 4.12(i) of the TOL Disclosure Schedule, TOL does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, have or could have a material adverse effect on TOL.

          4.26  Customer and Supplier Relationships.

          (a) To TOL's knowledge, except as set forth in Section 4.26(a) of the TOL Disclosure Schedule, its relationships with its customers and suppliers are satisfactory, except for such relationships which cease to be satisfactory as a result of the announcement of the Merger.

          (b) (i) Section 4.26(b) to the TOL Disclosure Schedule lists, as of July 7, 1996, the 10 largest customer relationships (in financial twenty-foot equivalent units based on the definition thereof which TOL has supplied to Transamerica ("FTEUs")) of TOL with respect to each of dry cargo containers, tank containers, open top containers, refrigerated containers, collapsible containers, chassis and each other type of equipment listed on Exhibit F attached hereto, and (ii) TOL shall use its best efforts to deliver to Transamerica within 5 business days of the date hereof, and in any event shall deliver to Transamerica within 10 business days of the date hereof, a true, complete and correct list of the 10 largest customer relationships (in twenty-foot equivalent units ("TEUs")) of TOL with respect to dry cargo containers, the 10 largest customer relationships (in units) of TOL with respect to tank containers, the 10 largest customer relationships (in FTEUs) of TOL with respect to open top containers, the 10 largest customer relationships (in FTEUs) of TOL with respect to refrigerated containers, the 10 largest customer relationships (in FTEUs) of TOL with respect to collapsible containers, the 10 largest customer relationships (in units) of TOL with respect to Chassis in each case referred to in this clause (ii) determined by reference to billing to customers during the month of June 1996. As soon as practicable following the date hereof, TOL shall deliver to Transamerica a true, complete and correct list of the 10 largest customer relationships (in US$ volume) of TOL with respect to each other type of equipment listed on Exhibit F attached hereto, in each case determined by reference to billing to customers during the month of June 1996. Except as set forth in Section 4.26 of the TOL Disclosure Schedule or on the list referred to in the immediately preceding sentence or as a result of the announcement of the Merger, no such customer has cancelled, terminated or otherwise modified in any respect adverse to the business of TOL, or, to the knowledge of TOL, made any written threat to TOL to cancel, terminate or otherwise modify in any respect adverse to the business of TOL, its relationship with TOL or the business of TOL, or has at any time since January 1, 1994 decreased materially, or made any written threat to decrease materially, its business with TOL or the business of TOL. TOL has no knowledge that any such customer intends to cancel, terminate or otherwise modify in any respect adverse to the business of TOL, its relationship with

TOL or the business of TOL, or to materially decrease its business with TOL or the business of TOL, provided that the representation and warranty in this sentence shall not be deemed to be inaccurate at the Closing if it is accurate as of the date hereof and a customer shall take any of the foregoing actions as the result of the announcement of the Merger.

          4.27 Operation of TOL'S Business. (a) Since December 31, 1995, TOL has (i) operated its business in the ordinary course and (ii) except as set forth in Section 4.27 of the TOL Disclosure Schedule, TOL has not:

          (i) done or effected any of the following actions with respect to its securities: (A) adjusted, split, combined or reclassified its capital stock, (B) made, declared or paid any dividend or distribution on, or directly or indirectly redeemed, purchased or otherwise acquired, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, other than the regular quarterly dividend on the TOL Series B Preferred Stock, which shall not, in the aggregate, exceed $98,475 per quarter as of the Closing Date,
     (C) granted any person any right to acquire any shares of its capital stock, (D) issued, delivered or sold or agreed to issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of outstanding options to purchase TOL Common Stock), or (E) entered into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

          (ii) sold, transferred, pledged, mortgaged, encumbered or otherwise disposed of any of its property or assets other than sales and disposals of Containers or Chassis or licensing of Proprietary Rights made in the ordinary course of business consistent with past practice and sales of Containers and Chassis not in excess of the quantities contemplated by the plan set forth in Section 4.14 of the TOL Disclosure Schedule;

          (iii) made or proposed any changes in its Certificate of Incorporation, as amended, or Bylaws;

          (iv) merged or consolidated with any other person or acquire a material amount of assets or capital stock of any other person or entered into any confidentiality agreement with any person;

          (v) incurred, created, assumed or otherwise become liable for any indebtedness for borrowed money or assumed, guaranteed, endorsed or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity other than in the ordinary course of business consistent with past practice and not in excess of the net amounts specified in the plan set forth in Section 4.14 of the TOL Disclosure Schedule;

          (vi) created any subsidiaries;

          (vii) entered into or modified any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than salary increases granted in the ordinary course of business consistent with past practice to employees who are not officers or directors of TOL, or otherwise increased the compensation or benefits provided to any officer, director, consultant or employee except (i) in the ordinary course of business, (ii) as may be required by Applicable Law or (iii) for arrangements relating to Merger Fees;

          (viii) changed its method of doing business or changed any method or principle of accounting, including, without limitation, adequate provisions or reserves described in Sections 4.8, 4.11(a), 4.12(g), 4.22, 4.25, 5.3(f) and 8.10, in a manner that is inconsistent with past practice;

          (ix) settled any Actions, whether now pending or hereafter made or brought involving an amount in excess of $50,000;

          (x) settled, compromised or cancelled any debts owed to, or claims of, TOL, except in the ordinary course of business;

          (xi) waived, surrendered or released, or caused or permitted a waiver, surrender or release on its behalf of, any rights of TOL which have any material value;

          (xii) modified, amended or terminated, or waived, released or assigned any material rights or claims with respect to, any Contract set forth in Section 4.21 to the TOL Disclosure Schedule, any other material Contract to which TOL is a party or any confidentiality agreement to which TOL is a party;

          (xiii) incurred or committed to any capital expenditures (other than purchases of Containers or Chassis), obligations or liabilities in respect thereof which in the aggregate exceed or would exceed $100,000;

          (xiv) made any material changes to the policies or practices of TOL relating to (A) extensions of credit to any person or to the sale of any assets held by TOL, (B) collection of accounts receivable or the payment of accounts payable, (C) maintenance and repair or (D) pricing or investment;

          (xv) made any change in the course of dealing with any of its suppliers, customers, employees or labor unions, or any change in its method of doing business which has had or could reasonably be expected to have a material adverse effect on TOL;

          (xvi) entered into (A) any new Operating Lease or series of Operating Leases with the same party, in respect of its Containers (other than tank containers and refrigerated containers) whether owned, leased or managed by TOL, that carries, or is likely to carry, 1,000 or more FTEUs; (B) any new Operating Lease or series of Operating Leases with the same party, in respect of its tank containers whether owned, leased or managed by TOL, that carries, or is likely to carry, 100 or more units; or (C) any new Operating Lease or series of Operating Leases with the same party in respect of its refrigerated containers whether owned, leased or managed by TOL, that carries, or is likely to carry, 100 or more units;

          (xvii) entered into any Contract not in the ordinary course of business on commercially reasonable terms or entered into any Operating Lease except on commercially reasonable terms;

          (xviii) amended, modified or changed the material terms of (A) any Operating Lease or series of Operating Leases with the same party, in respect of its Containers (other than tank containers and refrigerated containers) whether owned or leased by TOL, that carried, or would carry (after such amendment, modification or change), 1,000 or more FTEUs, (B) any Operating Lease or series of related Operating Leases with the same party, in respect of its tank containers whether owned or leased by TOL, that carried, or would carry (after such amendment, modification or change), 100 or more units or (C) any Operating Lease or series of related Operating Leases with the same party, in respect of its refrigerated containers whether owned or leased by TOL, that carried, or would carry (after such amendment, modification or change), 100 or more units;

          (xix) engaged in any transaction or arrangement with any affiliate of TOL (other than its wholly owned subsidiaries);

          (xx) amended, modified or changed a Management Agreement existing as of the date hereof;

          (xxi) deviated in any material respect from the direction and business philosophy reflected in the plan, a copy of which is set forth in
     Section 4.14 to the TOL Disclosure Schedule, or from the type of equipment purchases, the targeted proportion of TOL's Containers and Chassis to consist of Owned Equipment, and the targeted composition of TOL's Containers and Chassis;

          (xxii) incurred any Merger Fees in excess of the amounts set forth in Section 4.19;

          (xxiii) taken any action to exempt or made inapplicable under any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person or entity (other than Transamerica or its subsidiaries) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

          (xxiv) entered into or carried out any other transaction other than in the ordinary and usual course of business;


          (xxv) permitted or caused any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing; or

          (xxvi) agreed in writing or otherwise to take any of the foregoing actions.

          (b) Section 4.27 of the TOL Disclosure Schedule sets forth a true, complete and correct list by type of Container or Chassis of the total number of all acquisitions, sales and dispositions of Containers or Chassis during the period commencing on January 1, 1996 and ending on May 31, 1996. TOL shall use its best efforts to deliver to Transamerica within 5 business days of the date hereof, and in any event shall deliver to Transamerica within 10 business days of the date hereof, a schedule which accurately sets forth a true, complete and correct list by container number and chassis number of all acquisitions, sales and dispositions of Containers and Chassis during the period commencing on January 1, 1996 and ending on the date hereof.

          (c) Since December 31, 1994, the assets of TOL have not been materially affected in any way as a result of flood, fire, explosion or other casualty (whether or not covered by insurance).

          4.28 Permits; Compliance. Section 4.28 to the TOL Disclosure Schedule sets forth a true and correct list of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "TOL Permits"), except for such franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders which are immaterial. TOL is in possession of all TOL Permits, except for such franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders the failure of which to possess could not have a material adverse effect on TOL. There is no Action pending or, to the knowledge of TOL, threatened regarding suspension or cancellation of any of the TOL Permits, except for any such Action which, if determined adversely, could not reasonably be expected, individually or in the aggregate, to have a material adverse effect on TOL. TOL is not in conflict with, or in default or violation of, (a) any Applicable Law or (b) any of the TOL Permits, except in the case of clauses (a) and (b) for any such conflicts, defaults or violations which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on TOL. Since December 31, 1992, TOL has not received any notification with respect to possible conflicts, defaults or violations of (a) Applicable Laws or (b) any of the TOL Permits, except for notices relating to possible conflicts, defaults or violations, which conflicts, defaults or violations could not reasonably be expected to have a material adverse effect on TOL.

          4.29  Environmental Matters.

          (a) As used herein, the term "Environmental Laws" means all federal, state, local, foreign or multinational laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, water (including, without limitation, surface, ground, and coastal waters), land surface, subsurface strata or living organisms), including, without limitation, laws relating to emissions, discharges, generations, releases or threatened releases of chemicals, pollutants, contaminants, petroleum or petroleum products or industrial, toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environment, or otherwise relating to the ownership, possession, manufacture, processing, distribution, use, treatment, refinement, recycling, storage, disposal, transfer, displacement, spillage, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

          (b) There are, with respect to TOL, its subsidiaries or any predecessor of the foregoing, no past or present violations of Environmental Laws, releases of any Hazardous Materials into the environment, actions, activities, circumstances, conditions, events, incidents, Contracts or contractual obligations which may give or which have given rise to any common law environmental liability or any liability or other obligation under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar federal, state, local, foreign or multinational laws or any other Environmental Law and TOL has not received any notice with respect to any of the foregoing, nor is any Action pending or threatened in connection with any of the foregoing, other than such violations, releases, actions, activities, circumstances, conditions, events, incidents, commitments, contractual obligations, notices or Actions which could not have a material adverse effect on TOL.

          (c) During TOL's or any of its subsidiaries' or its or their predecessors' occupation of any real property, no Hazardous Materials, including, without limitation, asbestos, asbestos-containing materials, polychlorinated biphenyls (PCBs) or PCB compounds, were or are contained on or about any such real property currently or previously owned, leased or operated by TOL or any of its subsidiaries or its or their predecessors, nor during TOL's or any of its subsidiaries' or its or their predecessors' occupation of any real property, have such substances been used in the construction, repair or alteration of any portion of any of such real property.

          (d) TOL does not and has not, and has not arranged for any Hazardous Materials to be, held, transported, stored, disposed of, treated or procured any Hazardous Materials except in accordance with applicable Environmental Laws.

          (e) TOL is in possession of TOL Permits required by applicable Environmental Laws to be obtained by it to own, lease and operate its properties and to carry on its business as it is now being conducted (the "Environmental Permits") and has complied with such Environmental Permits in all material respects. TOL has received no written notice or threat of variation, revocation, modification, refusal to renew or enforcement action with respect to such Environmental Permits.

          (f) By virtue of the Merger and the transactions contemplated hereby, TOL is not and (based on Environmental Laws as in effect on the date hereof) will not become subject to any applicable Environmental Law requiring the performance of assessments, the removal or remediation of Hazardous Materials, the giving of notice to any Governmental Authority or the recording or delivery of an environmental disclosure document or statement.

          (g) During TOL's or any of its subsidiaries' or its or their predecessors' ownership, leasehold or operation of any real property, there were and are no underground storage tanks on or under any such real property currently or previously owned, leased or operated by TOL or any of its subsidiaries or its or their predecessors, other than underground storage tanks which could not have a material adverse effect on TOL.

          (h) Under each lease pursuant to which TOL leases one or more Containers or Chassis to its customers, the lessee has agreed not to use the Containers or Chassis, as the case may be, for any purpose for which they are not designed or suitable and will ensure that such Containers or Chassis will be used in compliance with all Applicable Laws.

          (i) For purpose of this Section 4.29, the term "predecessor" shall mean corporate predecessor or other similar predecessor to the entity in question, and the term shall not mean or be deemed to include an entity whose relationship is based solely on prior relationship to such real property, such as a prior owner, lessor, lessee or operator of such real property.

          4.30 OSHA Matters. TOL is in compliance with the requirements of the Occupational Safety and Health Act and the regulations promulgated thereunder and any similar laws or regulations of any state, local, foreign or multinational jurisdiction ("OSHA") applicable to any facilities of TOL, except for any non-compliance which could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on TOL. TOL has not received any citation from the Occupational
Safety and Health Administration or any other Governmental Authority or any inspector setting forth any respect in which the facilities or operations of TOL are not in compliance with OSHA, or the regulations under such act, which noncompliance has not been corrected or remedied to the satisfaction of such Governmental Authority or inspector, except in all such cases for any noncompliance that could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on TOL. TOL has heretofore provided Transamerica with copies of all citations heretofore issued to TOL under OSHA and copies of all material correspondence from and to the Occupational Safety and Health Administration, any other Governmental
Authority and any inspectors during the past three (3) years.

          4.31 Insurance. Section 4.31 to the TOL Disclosure Schedule lists all material insurance policies and binders and programs of self-insurance owned, held or maintained by TOL on the date hereof and which afford coverage to TOL, its assets or business and the coverage provided thereunder and the applicable deductibles and exclusions. As of the date hereof, all such policies, binders and programs are in full force and effect, and, as of the Effective Time, all such policies, binders and programs (or renewals or replacements thereof, as applicable) will be in full force and effect. All premiums with respect thereto covering all periods up to and including the date hereof have been paid to the extent due, and, as of the Effective Time, all premiums with respect thereto (or with respect to renewals or replacements thereof, as applicable) will be paid to the extent due. As of the date hereof, no notice of cancellation or termination has been received with respect to any such policy or binder (or the renewals or replacements thereof, as applicable) and, as of the Effective Time, no notice of cancellation or termination will have been received with respect to any such policy or binder (or the renewals or replacements thereof, as applicable).

          4.32 Board Recommendation. The Board of Directors of TOL, at a meeting duly called and held, has by a majority vote of those directors present (who constituted 100% of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together, are fair to and in the best interests of the TOL stockholders, and
(ii) resolved to recommend that the holders of the shares of TOL Stock approve this Agreement and the transactions contemplated herein, including the Merger.

          4.33 State Takeover Laws. (i) The execution of this Agreement and each Support/Voting Agreement, a form of which is attached hereto as Exhibit B, dated as of the date hereof (the "Support/Voting Agreement") between Transamerica and Arthur or Dennis, as the case may be, (ii) the Merger and (iii) the transactions contemplated hereby and by the Support/Voting Agreement are exempt from or inapplicable under any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares.

          4.34 Disclosure. No representations or warranties made by TOL, Arthur or Dennis in this Agreement or exhibits, schedules, or annexes hereto contain or will contain any untrue statement of material fact or omit or will omit to state any material fact necessary to make the statements herein, in light of the circumstances under which they were made, not misleading.

          4.35 Powers of Attorney, Guarantees, Sureties. Except as set forth in Section 4.35 of the TOL Disclosure Schedule, TOL has not granted any currently effective powers of attorney, is not a guarantor of any third party obligations, and is not a surety with respect to any third party obligations.

          4.36 Accuracy of Preliminary Report and Pre-Closing Report; Certain Psyments. The information contained in each of the Preliminary Report and the Pre-Closing Report as to the matters included therein is or will be true and correct in all respects, respectively, as of the date or dates specified therein. Arthur Andersen LLP shall pay not less than $1,000,000 to TOL pursuant to the settlement agreement entered into in July 1996, a true, complete and correct copy of which has been provided to Transamerica by TOL prior to the date hereof.



                                      ARTICLE V

                             COVENANTS OF THE PARTIES

          The parties hereto agree as follows with respect to the period from and after the execution of this Agreement.

          5.1  Mutual Covenants.

          (a) General. Each of the parties shall use its reasonable efforts to take all action and to do all things necessary, proper or advisable to consummate the Merger and the transactions contemplated by this Agreement (including, without limitation, using its reasonable efforts to cause the conditions set forth in Article VI for which they are responsible to be satisfied as soon as reasonably practicable and to prepare, execute and deliver such further instruments and take or cause to be taken such other and further action as any other party hereto shall reasonably request).

          (b) HSR Act. As soon as practicable, and in any event no later than ten (10) business days after the date hereof, each of the parties hereto, after consultation with the other parties (i) will file any Notification and Report Forms and related material required to be filed by it with the Federal Trade Commission ("FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") under the HSR Act with respect to the Merger, (ii) will use its reasonable efforts to obtain an expiration or termination of the applicable waiting period, and (iii) will support in good faith any HSR filing made by the parties in connection with the Merger, including, but not limited to, by promptly seeking to place itself in substantial compliance with any Request for Additional Information and Documentary Materials made under the HSR Act ("Second Request") by the FTC or DOJ, and by promptly providing all other information and documents reasonably requested by any Governmental Entity in connection with said HSR filing. In addition to the foregoing covenants set forth in this Section 5.1(b), Transamerica hereby covenants and agrees that it shall use all reasonable efforts to resolve such objections, if any, as may be asserted with respect to the Merger in connection with such HSR filings; PROVIDED, HOWEVER, that neither Transamerica nor any of its subsidiaries shall be required hereunder to agree to divest or hold separate any portion of the business or assets of Transamerica or TOL. Each of the parties, after consultation with the other parties, shall use all reasonable efforts to vigorously defend against any action instituted by any Governmental Entity regarding the Merger.

          (c) Other Governmental Matters. Each of the parties shall use its reasonable efforts to take any additional action that may be necessary, proper or advisable in connection with any other notices to, filings with, and authorizations, consents and approvals of any Governmental Authority that it may be required to give, make or obtain (including, without limitation, registrations or other actions required under federal and states securities laws in connection with the transactions contemplated by this Agreement).

          (d) Tax-Free Treatment. Each of the parties shall use its reasonable efforts (including, without limitation, furnishing the representations set forth in Exhibit H hereto) to cause the Merger to constitute a tax-free "reorganization" under Section 368(a) of the Code and to permit Cooley Godward Castro Huddleson & Tatum to issue its opinion provided for in Section 6.2(g) and, if Section 1.1(b) shall apply to the form of the Merger, each of the parties shall use its reasonable efforts
(including, without limitation, furnishing the representations set forth in Exhibit I hereto) to cause the Merger to constitute a tax-free
"reorganization" under Section 368(a) of the Code and to permit Wachtell, Lipton, Rosen & Katz to issue its opinion provided for in Section 6.3(o).

          (e) Public Announcements. Unless otherwise required by Applicable Laws or requirements of the National Association of Securities Dealers or any national securities exchange (and in that event only if time does not permit), at all times prior to the earlier of the Effective Time or termination of this Agreement pursuant to Section 7.1, Transamerica and TOL shall consult with each other before issuing any press release with respect to the Merger and shall not issue any such press release prior to such consultation or prior to receiving from the other party approval of the timing and content of such press release.

          5.2  Covenants Of Transamerica.

          (a) Preparation Of Transamerica Registration Statement. Transamerica shall prepare and file the Registration Statement with the Commission as soon as is reasonably practicable and shall use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable and to maintain the effectiveness of the Registration Statement through the Effective Time. Such Registration Statement shall include the Transamerica Common Shares to be issued pursuant to Section 2.1(b) hereof and shall include any additional Transamerica Common Shares which in the judgment of Transamerica may be required to be issued pursuant to Section 2.6(a) or 2.6(c) or Section 2.7(a) or 2.7(c) hereof. Transamerica also shall take such other action (other than qualifying to do business in any jurisdiction in which it is not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Transamerica Common Shares in the Merger.

          (b) Conduct of Transamerica's Operations. During the period from the date hereof to the Effective Time, Transamerica shall use its reasonable efforts to maintain and preserve its business organization and to retain the services of its officers and key employees and maintain relationships with customers, suppliers and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect. Following the Effective Time, Transamerica shall use and shall cause Surviving Corporation to use commercially reasonable efforts to collect the Receivables (including, without limitation, pursuant to any insurance maintained by TOL with respect to the Receivables) which remain unpaid and to obtain recoveries from third parties with respect to Containers and Chassis where the cost of repairs would be subject to indemnification pursuant to Section 8.10(a)(E) hereof and with respect to lost, stolen, destroyed or otherwise missing equipment.

          (c) Notification of Certain Matters. Transamerica shall give prompt notice to TOL of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of Transamerica to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 5.2(c) shall not limit or otherwise affect the remedies available hereunder to TOL.

          (d) Indemnification. Transamerica shall use its reasonable best efforts to pursue any claims for indemnification pursuant to Section 8.10(b) or 8.11 against both of Arthur and Dennis; provided, however, that if Transamerica cannot pursue or successfully prosecute such claims against one of Arthur or Dennis, it may pursue the full claim against the other; provided, further, that, notwithstanding anything to the contrary contained herein, in no event shall either of Arthur or Dennis be liable pursuant to Sections 8.10(b) and 8.11 hereof for any amount that, in the aggregate, exceeds the consideration actually received by such person, or member(s) of such person's family (including trusts for the benefit of such person or any family members or entities which are owned or established by such person or any family members).

          (e) Appraisal Rights. In the event that any stockholder of TOL who demands appraisal rights in accordance with the requirements of Section 262(d) of DGCL and obtains payment, either as a result of an award by a court of competent jurisdiction or a settlement of such proceeding, in an amount per share of TOL Common Stock which is less than the Per Share Amount (as adjusted pursuant to Sections 2.6 and 2.7) (the amount obtained by subtracting (i) such payment, as increased by costs (other than costs reimbursed by Arthur and Dennis in accordance with Section 8.10(b)(iii)) incurred by Transamerica and TOL with respect to the demand for such appraisal rights from (ii) the Per Share Amount (as adjusted) and multiplying such remainder if positive by the number of shares of TOL Common Stock subject to such appraisal rights (the resulting amount being referred to as the "Shortfall Amount"), Transamerica shall deliver to the Escrow Agent the Shortfall Amount, but not more than $3,000,000, for distribution to the TOL Stockholders whose shares were converted into Transamerica Common Stock pursuant to the first sentence of
Section 2.1(b).

          5.3 Covenants of TOL, Arthur and Dennis. For purposes of this Agreement, the covenants of TOL contained herein shall also be deemed covenants of each direct and indirect subsidiary of TOL and of each of Arthur and Dennis.

          (a) TOL Stockholders Meeting. TOL shall take all action in accordance with the federal securities laws, the DGCL and its Certificate of Incorporation, as amended, and Bylaws necessary to obtain the consent and approval of the TOL stockholders with respect to the Merger, this Agreement and the transactions contemplated hereby at the earliest practicable date and also to obtain, in a manner reasonably satisfactory to Transamerica, the approval of TOL stockholders necessary to permit the acceleration in connection with the Merger of TOL Options held by Philip C. Kantz not to result in an excess parachute payment within the meaning of Section 280G of the Code (the "Kantz Approval").

          (b) Information for the Registration Statement and Preparation of TOL Proxy Statement. TOL shall furnish Transamerica with all information concerning it as may be required for inclusion in the Registration Statement.
 TOL shall cooperate with Transamerica in the preparation of the Registration Statement in a timely fashion and shall use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable. If at any time prior to the Effective Time, any information pertaining to TOL contained in or omitted from the Registration Statement makes such statements contained in the Registration Statement false or misleading, TOL shall promptly so inform Transamerica and provide Transamerica with the information necessary to make statements contained therein not false and misleading. TOL shall use all reasonable efforts to mail at the earliest practicable date to the TOL stockholders the Proxy Statement, which shall include all information required under Applicable Law to be furnished to TOL stockholders in connection with the Merger and the transactions contemplated hereby, including the Kantz Approval, and shall include the recommendation of TOL's Board of Directors in favor of the Merger and the Kantz Approval.

          (c) Conduct of TOL'S Operations. During the period from the date hereof to the Effective Time, TOL shall conduct its operations in the ordinary course of business consistent with past practice except as expressly contemplated by this

Agreement and shall use its reasonable efforts to maintain and preserve its business organization and its material rights and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, licensees and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date hereof to the Effective Time, TOL shall not, except as otherwise expressly contemplated by this Agreement or as set forth in Section 5.3(c) to the TOL Disclosure Schedule, without the prior written consent of Transamerica (which shall have available to TOL during the period preceding the Effective Time executives who can, or who can expeditiously obtain authorization sufficient to, respond expeditiously to requests by TOL for waivers of the provisions set forth in this Section 5.3(c)):

          (i) do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock,
     (B) make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, other than the regular quarterly dividend on the TOL Series B Preferred Stock, which shall not, in the aggregate, exceed $98,475 as of the Closing Date, (C) grant any person any right to acquire any shares of its capital stock, (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of outstanding options to purchase TOL Common Stock), or (E) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

          (ii) sell, transfer, pledge, mortgage, encumber or otherwise dispose of any of its property or assets other than sales and disposals of Containers or Chassis or licensing of Proprietary Rights made in the ordinary course of business consistent with past practice and sales of Containers and Chassis not in excess of the quantities contemplated by the plan set forth in Section 4.14 of the TOL Disclosure Schedule;

          (iii) make or propose any changes in its Certificate of Incorporation, as amended, or Bylaws;

          (iv) merge or consolidate with any other person or acquire a material amount of assets or capital stock of any other person or enter into any confidentiality agreement with any person;

          (v) incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity other than in the ordinary course of business consistent with past practice;

          (vi) create any subsidiaries;

          (vii)  except with respect to the verbal agreements set forth in
     Section 4.20(j) of the TOL Disclosure Schedule, enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than salary increases granted in the ordinary course of business consistent with past practice to employees who are not officers or directors of TOL, or otherwise increase the compensation or benefits provided to any officer, director, consultant or employee except (i) as may be required by Applicable Law or a binding written contract in effect on the date of this Agreement or (ii) for arrangements relating to Merger Fees;

          (viii) change its method of doing business or change any method or principle of accounting, including, without limitation, adequate provisions or reserves described in Sections 4.8, 4.11(a), 4.12(g), 4.22, 4.25, 5.3(e)
     and 8.10, in a manner that is inconsistent with past practice;

          (ix) settle any Actions, whether now pending or hereafter made or brought involving an amount in excess of $50,000 or commence any such Action;

          (x) settle, compromise or cancel any debts owed to, or claims of, TOL, except in the ordinary course of business;

          (xi) waive, surrender or release, or cause or permit a waiver, surrender or release on its behalf of, any rights of TOL which have any material value;

          (xii) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any Contract set forth in
     Section 4.21 to the TOL Disclosure

     Schedule, any other material Contract to which TOL is a party or any confidentiality agreement to which TOL is a party;

          (xiii) incur or commit to any capital expenditures, obligations or liabilities in respect thereof which in the aggregate exceed or would exceed $100,000, or otherwise commit or agree to purchase any Containers or Chassis except in any such case for capital expenditures or commitments to purchase Containers or Chassis authorized by TOL prior to the date hereof and disclosed to Transamerica in writing;

          (xiv) make any material changes to the policies or practices of TOL relating to (A) extensions of credit to any person or to the sale of any assets held by TOL, (B) collection of accounts receivable or the payment of accounts payable, (C) maintenance and repair or (D) pricing or investment;

          (xv) make any change in the course of dealing with any of its suppliers, customers, employees or labor unions, or any change in its method of doing business which has had or could reasonably be expected to have a material adverse effect on TOL;

          (xvi) enter into (A) any new Operating Lease or series of Operating Leases with the same party, in respect of its Containers (other than tank containers and refrigerated containers) whether owned, leased or managed by TOL, that carries or is likely to carry, 1,000 or more FTEUs,
     (B) any new Operating Lease or series of Operating Leases with the same party, in respect of its tank containers whether owned, leased or managed by TOL, that carries, or is likely to carry, 100 or more units or (C) any new Operating Lease or series of Operating Leases with the same party, in respect of its refrigerated containers whether owned, leased or managed by TOL, that carries or is likely to carry, 100 or more units;

          (xvii) enter into any Contract not in the ordinary course of business on commercially reasonable terms or enter into any Operating Lease except on commercially reasonable terms;

          (xviii) amend, modify or change the material terms of (A) any Operating Lease or series of Operating Leases with the same party, in respect of its Containers (other than tank containers and refrigerated containers) whether owned, leased or managed by TOL, that carries, or would carry (after such amendment, modification or change), 1,000 or more FTEUs,
     (B) any Operating Lease or series of related Operating Leases with the same party, in respect of its tank containers whether owned, leased or managed by TOL, that carries, or would carry (after such amendment, modification or change), 100 or more units or (C) any Operating Lease or series of related Operating Leases with the same party, in respect of its refrigerated containers whether owned, leased or managed by TOL, that carries, or would carry (after such amendment, modification or change), 100 or more units;

          (xix) other than the payment of Merger Fees, engage in any transaction or arrangement with any affiliate of TOL (other than its wholly owned subsidiaries);

          (xx) amend, modify or change a Management Agreement existing as of the date hereof;

          (xxi) deviate in any material respect from the direction and business philosophy reflected in the plan, a copy of which is set forth in
     Section 4.14 to the TOL Disclosure Schedule, or from the type of equipment purchases, the targeted proportion of TOL's Containers and Chassis to consist of Owned Equipment and the targeted composition of TOL's Containers and Chassis; provided, however, that projections or other predictions contained in the plan are not and shall not be deemed to be representations or warranties of TOL, Arthur or Dennis;

          (xxii) incur any Merger Fees in excess of the amount set forth in the second sentence of Section 4.19;

          (xxiii) take any action to exempt or make inapplicable under any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person or entity (other than Transamerica or its subsidiaries) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

          (xxiv) other than the transactions contemplated hereby, enter into or carry out any other transaction other than in the ordinary and usual course of business;

          (xxv) permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing; or

          (xxvi) agree in writing or otherwise to take any of the foregoing actions.


          (d) No Solicitation. TOL agrees that, prior to the Effective Time, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving TOL, or acquisition of any capital stock or any material portion of the assets (except for acquisition of assets in the ordinary course of business consistent with past practice) of TOL, or any combination of the foregoing (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than Transamerica, Subcorp or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement. From and after the execution of this Agreement, TOL shall immediately advise Transamerica in writing of the receipt, directly or indirectly, of any inquiries or proposals relating to a Competing Transaction and promptly furnish to Transamerica a copy of any such proposal in addition to any information provided to or by any third party relating thereto.

          (e) Pre-Closing Report. The Pre-Closing Report will accurately set forth the information to be provided pursuant to Section 2.5(b) as of the date specified therein.

          (f)  Inspection and Repair of Containers.

          (i) From and after the date hereof, Transamerica may survey TOL's off-lease Containers and Chassis to (A) confirm that there will be no costs to Transamerica in excess of $200,000, to repair to IICL-4 standards, if a Container other than a tank Container, TOL container condition standards, if a tank Container or Standard IICL Guide, if a Chassis, and TOL hereby represents, warrants and agrees that its off-lease Containers and Chassis either (1) meet IICL-4 repair standards, if a Container other than a tank Container, TOL container condition standards, if a tank Container or Standard IICL Guide, if a Chassis or (2) are being or will be repaired by TOL or at TOL's direction to IICL-4 standards, if a Container other than a tank Container, TOL container condition standards, if a tank Container or Standard IICL Guide, if a Chassis, with the cost of repair paid by the customer who last redelivered the Container or Chassis or all or in part by TOL as to Containers or Chassis leased with DPP, and (B) determine the cost (to the extent such costs exceed $200,000; provided, however, that any amounts recovered by Transamerica from third parties, including, without limitation, payments by third party insurers and other third party payments (including without limitation by manufacturers, depots and managed container owners) with respect to such repairs shall be offset against the cost of repairs in determining whether such cost of repairs exceeds $200,000) to repair to IICL-4 repair standards, if a Container other than a tank Container, TOL container condition standards, if a tank Container, or Standard IICL Guide, if a Chassis, for all off-lease Containers and Chassis; and

          (ii) The cost of repairs to the Containers and Chassis owned, managed or leased-in by TOL which in any case are off-lease, to the extent in excess of $200,000 shall be paid out of Escrow Fund A in accordance with the terms of Section 8.10 hereof; provided, however, that any amounts recovered by Transamerica from third parties, including, without limitation, payments by third party insurers and other third party payments (including without limitation by manufacturers, depots and managed container owners) shall be offset against the cost of repairs in determining whether such cost of repairs exceeds $200,000).

          (g) Affiliate Agreements. TOL shall deliver to Transamerica a letter identifying all persons who in TOL's reasonable determination are, at the time the Merger is submitted to a vote of the TOL stockholders, "affiliates" of TOL for purposes of Rule 145 under the Securities Act. TOL shall cause each person who is identified as an "affiliate" in the letter referred to above to deliver to Transamerica prior to the Effective Time a written agreement in the form agreed to by the parties hereto prior to the execution of this Agreement providing that each such person will agree not to sell, pledge, transfer or otherwise dispose of the Transamerica Common Shares to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act and the applicable rules and regulations thereunder.

          (h) Merger Fees. At the Closing, TOL shall deliver to the Vice President, Corporate Development of Transamerica a schedule setting forth, by payee, all Merger Fees theretofore paid and all Merger Fees owing. Following the Closing, Transamerica shall, until the remaining amount allocated to Merger

Fees under Section 4.19 shall be paid into Escrow Fund A in accordance with
Section 2.3(c), pay any remaining Merger Fees owing which shall have not been paid theretofore, and then reimburse the TOL Stockholders, to the extent of the amount by which $2,000,000 exceeds the amount of Merger Fees, if any, for (i) out-of-pocket, documented costs incurred by TOL Stockholders relating to price adjustments pursuant to Sections 2.6 and 2.7 and (ii) documented costs incurred by TOL Stockholders of administering the Escrow Fund, it being understood that such administrative costs shall not include the cost of defending, disputing or settling claims or disputing the Closing Report.

          (i) Notification of Certain Matters. TOL shall give prompt notice to Transamerica of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of TOL to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.3(i) shall not limit or otherwise affect the remedies available hereunder to Transamerica, including without limitation the right to indemnification after the Effective Time with respect to items as to which TOL provides notice hereunder.

          (j) Consulting and Non-Competition Agreements. Prior to the Effective Time, each of Arthur and Mr. Dennis shall execute and deliver to Transamerica a consulting agreement (collectively, the "Consulting Agreements") and a non-competition agreement (collectively, the "Non-Competition Agreements") each with Transamerica, each of which agreements shall be in the form mutually agreed to by the parties hereto on the date hereof, and each of which shall cover the period from the Closing Date to the fifth anniversary thereof.

          (k) Access. From and after the date hereof until the Effective Time (or the termination of this Agreement), TOL shall permit representatives of Transamerica to have full access at all reasonable times to TOL's premises, properties, books, records, contracts, tax records, documents, customers and suppliers. Information obtained by Transamerica pursuant to this Section 5.3(k) shall be subject to the provisions of the confidentiality agreement between Transamerica and TOL, dated January 5, 1996, (the "Confidentiality Agreement"), which agreement remains in full force and effect.

          (l) Repayment of Notes. Prior to or at the Effective Time, (i) Arthur and Mr. Dennis shall repay the principal and any accrued and unpaid interest thereon of any notes outstanding pursuant to which Arthur or Mr. Dennis are indebted to TOL and (ii) Arthur, Mr. Dennis and TOL shall cause TOL Distribution Limited to repay the principal and any accrued and unpaid interest thereon of any notes outstanding pursuant to which TOL Distribution Limited is indebted to TOL.

                                  ARTICLE VI

                                  CONDITIONS

          6.1 Mutual Conditions. The obligations of the parties hereto to consummate the Merger shall be subject to fulfillment of the following conditions:

          (a) No temporary restraining order, preliminary or permanent injunction or other order or decree which prevents the consummation of the Merger shall have been issued and remain in effect, and no statute, rule or regulation shall have been enacted by any Governmental Authority which prevents the consummation of the Merger.

          (b) All waiting periods applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (c) The Merger and the transactions contemplated hereby shall have been approved by the TOL stockholders in the manner required by any Applicable Law.

          (d) The Commission shall have declared the Transamerica Registration Statement effective. On the Closing Date and at the Effective Time, no stop order or similar restraining order shall be threatened by the Commission or entered by the Commission or any state securities administrator with respect to the transactions contemplated by this Agreement.

          6.2 Conditions to Obligations of TOL. The obligations of TOL to consummate the Merger and the transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by TOL:

          (a) The representations and warranties of each of Transamerica and Subcorp set forth in Article III shall be true and correct in all material respects on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date).

          (b) Each of Transamerica and Subcorp shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

          (c) Each of Transamerica and Subcorp shall have furnished TOL with a certificate dated the Closing Date signed on behalf of it by the Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

          (d) The Transamerica Common Shares to be issued in the Merger shall have been authorized for inclusion on the NYSE, subject to official notice of issuance.

          (e) TOL shall have received the legal opinion, dated the Closing Date, of Wachtell, Lipton, Rosen & Katz, special counsel to Transamerica, in substantially the form attached hereto as Exhibit C.

          (f) TOL shall have received fully executed counterparts of the Escrow Agreement.

          (g) (i) TOL shall have received an opinion of Cooley Godward Castro Huddleson & Tatum, substantially in the form attached hereto as Exhibit G and substantially to the effect that, under applicable law, for Federal income tax purposes, the Merger will constitute a reorganization under Section 368(a) of the Code and (ii) each party hereto shall have provided to such counsel the representations and certifications set forth in Exhibit H hereto, and each party hereto will use its reasonable efforts to provide such representations and certifications to such counsel in a timely manner.

          6.3 Conditions to Obligations of Transamerica and Subcorp. The obligations of Transamerica to consummate the Merger and the other transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by each of Transamerica and Subcorp:

          (a) The representations and warranties of TOL, Arthur and Dennis set forth in this Agreement shall be true and correct in all material respects on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date).

          (b) TOL, Arthur and Dennis shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

          (c) (i) TOL shall have furnished Transamerica with a certificate dated the Closing Date signed on its behalf by its Chairman, President or any Vice President and (ii) each of Arthur and Dennis shall have furnished Transamerica with a certificate dated the Closing Date, in the case of both clauses (i) and (ii) of this subparagraph (c) to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

          (d) Transamerica shall have received the legal opinion, dated the Closing Date, of Cooley Godward Castro Huddleson & Tatum, substantially in the form attached hereto as Exhibit D.

          (e) Transamerica shall have received fully executed counterparts of the Consulting Agreements and of the Non-Competition Agreements.

          (f) Transamerica shall have received fully executed counterparts of the Escrow Agreement.

          (g) Transamerica shall have received the Pre-Closing Report and all other information which in accordance with this Agreement is to be delivered to Transamerica after the date hereof, and containing the information to be set forth therein; provided that in no event shall Transamerica be required to consummate the Merger and the other transactions contemplated by this Agreement within less than 60 days following the receipt of any such information (other than the Pre-Closing Report) which is not delivered at the time set forth herein.

          (h) No Action shall be instituted by any Governmental Authority and continuing which (i) seeks to prevent consummation of the transactions contemplated hereby including the Merger, (ii) challenges the validity or legality of the transactions contemplated hereby, including the Merger,
     (iii) seeks material damages in connection with the transactions contemplated hereby which continues to be outstanding or (iv) seeks to impose any material limitations on the operations, businesses or assets of TOL, Transamerica or Subcorp.

          (i) No event shall have occurred which has resulted in or could result in a material adverse effect on the assets, liabilities, results of operations, prospects, business or financial condition of TOL, except for
     (x) changes, events, occurrences or developments prevailing throughout the container leasing industry which affect the persons, firms, corporations or other legal entities which directly compete in such industry, (y) departures or reactions of employees of TOL resulting from the announcement or expectation of the Merger and (z) deterioration of relationships between TOL and its customers, vendors, managed container owners or lenders resulting from the announcement or expectation of the Merger, provided, however, that the exceptions set forth in this subparagraph (i) shall not be of any force and effect to the extent any of the circumstances contemplated in such exceptions resulted from a violation by any of TOL, Arthur or Dennis of the covenant set forth in Section 5.3(c)(xv) hereof.

          (j) (i) TOL shall have obtained the consents or approvals of the third parties which are set forth in Section 4.5(d) to the TOL Disclosure Schedule; provided, however, that the receipt of the consents or approvals of third parties to Contracts which by their terms permit prepayment of the obligations of TOL or a subsidiary thereof, as the case may be, created thereunder (other than the Contract specified in Section 4.5(d)(iv)(a)(3) to the TOL Disclosure Schedule, which TOL has been authorized by Transamerica to repay at or prior to the Closing with funds drawn under the revolving credit agreement entered into with National Westminster Bank, so long as TOL is in compliance with such agreement at the time of and after giving effect to such transactions) shall not be a condition to the obligations of Transamerica and Subcorp to consummate the Merger and the other transactions contemplated hereby, and (ii) the Transamerica Common Shares to be issued in the Merger shall have been qualified for offering and sale under the applicable securities laws of each such state and other jurisdiction as may be required by applicable securities laws and other "blue sky" laws.

          (k) There shall not have been a breach of any obligation, agreement or covenant of Dennis or Arthur contained in this Agreement or the Support/Voting Agreement, which breach has not been cured or which is immaterial.

          (l) Each and every unexpired and unexercised TOL Option outstanding immediately prior to the Closing shall have been exercised by the holder thereof or shall have been terminated and cancelled effective upon the Effective Time and the Kantz Approval shall have been given by the TOL stockholders.

          (m) The Closing Agreement on Final Determination Covering Specific Matters between TOL and the Commissioner of Internal Revenue relating to withholding taxes with respect to foreign rentals paid by TOL during the period 1977-1995, the failure to file U.S. Forms 1099 during the period 1976-1994 in respect of U.S. rentals paid and in respect to foreign interest paid during the period 1978-1995 in the form provided to Transamerica prior to the date hereof shall be in full force and effect, and the Commissioner of Internal Revenue shall not be challenging, and shall not be threatening to challenge, such Closing Agreement.

          (n)  In the event that TOL is merged with and into Subcorp pursuant to
     Section 1.1(b) hereof, (i) Transamerica shall have received an opinion of Wachtell, Lipton, Rosen & Katz, substantially in the form attached hereto as Exhibit N and substantially to the effect that, under applicable law, for Federal income tax purposes, the Merger will constitute a reorganization under Section 368(a) of the Code and (ii) each party hereto shall have provided to such counsel the representations and certifications set forth in Exhibit I hereto, and each party hereto will use its reasonable efforts to provide such representations and certifications to such counsel in a timely manner.

          (o) Each of Mrs. Greer M. Arthur and Mrs. Marvin D. Dennis shall have executed a consent in the form of Exhibit L attached hereto.

Notwithstanding any waiver by Transamerica of any of the conditions set forth in subparagraphs (a), (b), (c), (d), (e), (f), (k), (l), or (m) of this Section 6.3, Transamerica shall nonetheless have the right following the Closing Date to seek indemnification for any Loss and Expenses (as defined in Section 8.10(a)) resulting from the failure of any such condition to be satisfied.

                                    ARTICLE VII

                              TERMINATION AND AMENDMENT

          7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by the TOL stockholders:

          (a)  by mutual consent of Transamerica and TOL;

          (b) by either Transamerica or TOL if any permanent injunction or other order of a court or other competent Governmental Authority preventing the consummation of the Merger shall have become final and nonappealable;

          (c) by either Transamerica or TOL if the Merger shall not have been consummated before December 31, 1996, unless extended by the Boards of Directors of both Transamerica and TOL (provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure or whose affiliate's failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

          (d) by either Transamerica or TOL (i) upon, in the case of Transamerica, TOL's, Arthur's, or Dennis', or, in the case of TOL, Transamerica's or Subcorp's material violation of this Agreement or the failure of such other party to perform any material obligation or satisfy any material condition, (ii) if any representation or warranty of, in the case of Transamerica, TOL, Arthur or Dennis or, in the case of TOL, Transamerica or Subcorp is false or inaccurate such that the condition set forth in Section 6.3(a) or Section 6.2(a), as the case may be, is not reasonably expected to be satisfied or (iii) upon a breach by the other party of Section 5.1(b);

          (e) by Transamerica if the Board of Directors of TOL shall withdraw, modify or change its recommendation of this Agreement or the Merger in a manner adverse to Transamerica, or if the Board of Directors of TOL shall have refused to affirm its recommendation within two days of any written request from Transamerica;

          (f) by Transamerica if the meeting of the TOL stockholders (including any adjournment or postponement thereof) shall have been concluded and the requisite vote of the TOL stockholders to approve the Merger and the transactions contemplated hereby shall not have been obtained; or

          (g) by Transamerica if Arthur or Dennis shall have breached this Agreement or the Support/Voting Agreement and such breach shall not have been cured or shall be immaterial.

          7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement, except for the provisions of the second sentence of Section 5.3(k), shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any party to this Agreement of liability for a material breach of any provision of this Agreement and no such liability shall in any way be limited by the provisions of Section 8.10.

          7.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement by the TOL stockholders, but after any such approval, no amendment shall be made which by law requires further approval by the TOL stockholders without such further approval. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          7.4 Extension; Waiver. At any time prior to the Effective Time, Transamerica (with respect to TOL, Arthur and Dennis) and TOL (with respect to Transamerica and Subcorp) by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                ARTICLE VIII

                                MISCELLANEOUS

          8.1 Survival of Representations And Warranties. Subject to the second, third, and fourth sentences of this Section 8.1, the representations and warranties made in this Agreement shall survive until the date which is 24 months following the Effective Time except that any representation or warranty made in any such Sections as to which notice of a breach giving rise to a right of indemnification has been given prior to the date which is 24 months following the Effective Time shall survive until any such right of indemnification has been finally resolved. The representations and warranties made in Article III and in Sections 4.11(a), 4.19, 4.22, 4.23, 4.24, 4.26, 4.32, and 4.33 shall survive until the date which is 12 months following the Effective Time except that any representation or warranty made in any such Article or Sections and as to which notice of a breach giving rise to a right of indemnification has been given prior to the date which is 12 months following the Effective Time shall survive until any such right of indemnification has been finally resolved. The representations and warranties made in Section 4.8 shall survive for the applicable statute of limitations. Any matters for which Transamerica may be entitled to indemnification pursuant to Section 8.10(b) shall survive forever. The representations and warranties and the survival periods set forth above shall apply regardless of any investigation made by or on behalf of any person, corporation, firm or other legal entity and the right of indemnification shall be available even if a breach of the representations and warranties is discovered prior to the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties hereto, which by its terms contemplates performance after the Effective Time or the termination of this Agreement.

          8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Transamerica or Subcorp:

               Transamerica Corporation
               600 Montgomery Street
               San Francisco, California  94111
               Attention:  Richard H. Fearon
               Telecopy No.:  (415) 983-4165
               with copies to

               Transamerica Leasing Inc.
               100 Manhattanville Road
               Purchase, New York  10577
               Attention:  Dennis J. Kenny, Esq.
               Telecopy No.:  (914) 697-2526

               Daniel A. Neff
               Wachtell, Lipton, Rosen & Katz
               51 West 52nd Street
               New York, New York  10019
               Telecopy No.:  (212) 403-2000

          (b)  if to TOL:

               Trans Ocean Ltd.
               851 Traeger Avenue
               San Bruno, California  94066
               Attention:  Marvin D. Dennis
               Telecopy No.:  (415) 873-6764

               with a copy to

               James C. Gaither
               Cooley Godward Castro Huddleson & Tatum
               One Maritime Plaza
               20th Floor
               San Francisco, California  94111
               Telecopy No.:  (415) 951-3699

          (c)  if to Arthur:

               Greer M. Arthur
               352 Atherton Avenue
               Atherton, California  94025

               with a copy to:

               James C. Gaither
               Cooley Godward Castro Huddleson & Tatum
               One Maritime Plaza
               20th Floor
               San Francisco, California  94111
               Telecopy No.:  (415) 951-3699

          (d)  if to Dennis:

               c/o Marvin D. Dennis
               372 Poett Road
               Hillsborough, California  94010

               with a copy to:

               James C. Gaither
               Cooley Godward Castro Huddleson & Tatum
               One Maritime Plaza
               20th Floor
               San Francisco, California  94111
               Telecopy No.:  (415) 951-3699

          (e)  if to the Escrow Agent:

               As will be provided in the Escrow Agreement.


          8.3 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to TOL, such reference shall be deemed to include any and all subsidiaries of TOL, individually and in the aggregate, except for Sections 4.1, 4.2, 4.3 and 4.4. For the purposes of any provision of this Agreement, a "material adverse effect" with respect to any party shall be deemed to occur if the aggregate consequences of all breaches and inaccuracies of covenants and representations of such party under this Agreement, when read without any exception or qualification for a material adverse effect, are reasonably likely to have a material adverse effect on the assets, liabilities, results of operations, prospects, business or financial condition of such party and its subsidiaries taken as a whole. As used in this Agreement "including" shall mean "including without limitation".

          8.4 Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

          8.5 Entire Agreement. This Agreement (including the documents and the instruments referred to herein), the Support/Voting Agreements, the Consulting Agreements, the Non-Competition Agreements and the Confidentiality Agreement constitute the entire agreement among the parties and supersede all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof.

          8.6 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries except for the Indemnified Parties (as defined in Section 8.10(a)).

          8.7 Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Superior Court of the State of California in and for the City and County of San Francisco or the federal district court in Northern District of California for any Actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and each party agrees not to commence any such Action, suit or proceeding except in such courts), and further agrees that service of any process or summons by U.S. registered mail to its address set forth above shall be effective service of process for any Action, suit or proceeding brought against such party in any such court. Each of the parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any Action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in the Superior Court of the State of California in and for the City and County of San Francisco or the federal district court in Northern District of California, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

          8.8 Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided such party is not in material default hereunder.

          8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations (except as set forth in

Section 8.10(h)) hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          8.10  Indemnification.

          (a) Subject to the provisions of Sections 2.3, 2.6(d), 2.6(g), 2.7(d), 8.10(b) and 8.11, Transamerica, its affiliates, and their respective officers, directors, agents, employees, subsidiaries (including after the Effective Time, TOL), partners and controlling persons (the "Indemnified Parties") may seek indemnification to the fullest extent permitted by law, solely from the Escrow Funds for any and all damages (excluding, other than with respect to Third Party Claims (as defined in Section 8.10(e), special and consequential damages), claims, losses, expenses, costs, obligations and liabilities, including attorneys' fees and expenses (collectively, "Loss and Expenses") suffered, directly or indirectly, by any Indemnified Party by reason of, or arising out of,

     (A) any breach of any representation or warranty made by or on behalf of TOL, Arthur or Dennis under this Agreement or in any Schedule hereto or any certificate, document or other instrument delivered in connection herewith, by virtue of its failure to be true and correct (x) on and as of the Closing Date with the same effect as though made as of such Date (other than any such representation or warranty that speaks as of a specific date or time other than the Closing Date) or (y) on and as of the date or time when made, in the case of any representation or warranty that speaks as of a specific date or time other than the Closing Date,

     (B) any breach of any covenant or agreement made by or on behalf of TOL, Arthur or Dennis under this Agreement or in any Schedule hereto or any certificate, document or other instrument delivered in connection herewith,

     (C) obligations arising out of the operation of TOL prior to the Closing for sales and use taxes,

     (D) the failure to obtain, and any Loss and Expenses incurred in obtaining, any consents of third parties, other than those set forth in
     Section 8.10(a)(D) of the TOL Disclosure Schedule, or

     (E) the cost of repair of Containers and Chassis owned, managed or leased-in by TOL which are off-lease as of the Closing Date to the extent such costs exceed $200,000; provided, however, that any amounts recovered by TOL or Transamerica from third parties (including, without limitation, payments by third party insurers, manufacturers, depots and managed container owners) with respect to such repairs shall be offset against the cost of repairs in determining whether the cost of such repairs exceeds $200,000, provided, that if and to the extent that such indemnification is unenforceable for any reason, the Indemnified Party shall be entitled to the payment and satisfaction of such indemnified liability that shall be permissible under Applicable Law. Each Indemnified Party shall be entitled to reimbursement for all such expenses (including fees and disbursements of counsel) as they are incurred by such Indemnified Party, to the extent that such claims are not disputed in good faith, in which event such expenses shall be reimbursed, if at all, when the claims are resolved.

          (b) In addition to and notwithstanding the provisions of Section 8.10(a), Arthur and Dennis agree to jointly and severally indemnify and hold harmless each Indemnified Party (except that each of Arthur and Dennis agree to severally and not jointly indemnify and hold harmless each Indemnified Party with respect to any breach by Arthur or Dennis, as the case may be, of any provision of the Support/Voting Agreement or the Non-competition Agreement described in subclause (v) of this Section 8.10(b) which such party enters into), from and against any and all Loss and Expenses suffered, directly or indirectly, by any Indemnified Party by reason of or arising out of, (i) tax obligations arising out of the operation of TOL prior to the Closing, or the loss of tax benefits arising from any inaccuracy in the representation and warranty in Section 4.8 regarding passive activity loss carryforwards, (ii) any Action by or on behalf of a TOL Stockholder which seeks to prevent consummation of the Merger or relates to the Escrow Funds,
(iii) the demand by a TOL Stockholder of appraisal rights under the DGCL (provided, however, that Arthur and Dennis shall have the right to conduct the defense in any Action in which a TOL Stockholder seeks appraisal rights under the DGCL), to the extent that the Loss and Expenses therefrom, including without limitation the amount of any award by a court of competent jurisdiction or any settlement entered into in connection with any such demand, exceed the amount such TOL Stockholder would have been entitled to receive, valued at the Per Share Amount (as adjusted pursuant to Section 2.6 and 2.7), had such TOL Stockholder not exercised appraisal rights, (iv) any breach of any provision of this Agreement arising out of fraud on the part of TOL, Arthur or Dennis, (v) any breach by Arthur or Dennis of any provision of the Support/Voting Agreement, the Non-competition Agreement or the undertakings referred to in Sections 2.3(e)(ii), 2.6(d), 2.6(g) and 2.7(d) hereof or (vi) intentional breaches of the covenants set forth in this Agreement. If any Claim for indemnification pursuant to clause (i), (ii), (iii) or (vi) (if, in the case of clause (vi), the relevant action was not done or permitted by Arthur or Dennis) of the previous sentence of this Section 8.10(b) (a "Section 8.10(b) Claim") is satisfied in whole or in part out of Escrow Fund A and there are no more assets contained in Escrow Fund A, Arthur and Dennis shall jointly and severally indemnify the Indemnified Parties against any Claims which would be indemnifiable from Escrow Fund A were there assets remaining therein, up to the amount of the Section 8.10(b) Claims which shall have been satisfied in whole or in part out of Escrow Fund A.

          If and to the extent that such indemnification is unenforceable for any reason, the Indemnified Parties shall be entitled to payment and satisfaction of such indemnified liability that shall be permissible under Applicable Laws. Each Indemnified Party shall be entitled to reimbursement for all such expenses (including fees and disbursements of counsel) as they are incurred by such Indemnified Party, to the extent that such claims are not disputed in good faith, in which event such expenses shall be reimbursed, if at all, when the claims are resolved. With respect to any Losses and Expenses for which indemnification may be sought by an Indemnified Party pursuant to this
Section 8.10(b), such Indemnified Party's remedies shall not be limited to the Escrow Funds (or otherwise limited in any manner) and shall instead be unlimited except as provided in Section 5.2(d).

          (c) Notwithstanding any provision to the contrary contained in this Agreement, Transamerica shall be entitled to indemnification pursuant to
Section 8.10(a)(A) only if the aggregate Loss and Expenses for which Transamerica would be entitled to indemnification pursuant to such Section 8.10(a)(A) exceeds $250,000, in which case Transamerica shall be entitled to indemnification for the aggregate of its Loss and Expenses only to the extent such amounts in the aggregate exceed the $250,000 amount, provided, however, that the $250,000 deductible shall not apply to breaches of the representations and warranties set forth in Sections 4.4, the last paragraph of Section 4.7, 4.11, 4.12, 4.13 and 4.36, for which Transamerica shall be entitled to be indemnified from the first dollar thereof for the amount of Loss and Expense suffered by the Indemnified Party. For purposes of Section 4.12(g), Transamerica shall, notwithstanding the termination of the survival period for such representation, be entitled to be indemnified in accordance with the terms of this Agreement from and after the second anniversary of the Closing Date for the amount, calculated as of such second anniversary, by which the sum of (a) the book value of any accounts receivable due from a Bankrupt customer and (b) the average value of the Containers and Chassis on lease to such customer based on their type, Status and age and derived from the relevant amounts set forth in the Preliminary Report for Containers and Chassis meeting such description shall exceed the sum of (i) the portion of such receivables collected since May 31, 1996 which TOL is entitled to retain, (ii) bad debt reserves allocated to such customer's receivables as of May 31, 1996, (iii) insurance proceeds actually recovered after May 31, 1996 with respect to such customer, (iv) the average value of the Containers and Chassis on lease to such customer (determined as provided in clause (b) hereof) which are recovered after May 31, 1996 and (v) the amount of any of Transamerica's losses with respect to such customer for which it is compensated by managed container owners, if applicable. For the avoidance of doubt, no amounts due to Transamerica pursuant to the post-closing adjustment described in Sections 2.6 and 2.7 shall be subject to the $250,000 deductible set forth in this Section 8.10(c).

          (d)  Indemnification Procedure.

               (i) If an Indemnified Party has incurred or suffered Loss and Expenses for which it is or may be entitled to indemnification pursuant to
     Section 8.10, such Indemnified Party shall, within the survival period pursuant to Section 8.1, if applicable, give written notice of such claim for indemnification (the "Indemnity Claim Notice") to Arthur, Dennis and each TOL Agent. Such Indemnity Claim Notice shall state the amount of claimed damages (the "Claimed Amount") and the basis for such claim.
     Within fifteen business days after delivery of an Indemnity Claim Notice, Arthur, Dennis or any TOL Agent shall provide to such Indemnified Party a written response (the "Preliminary Response Notice") in which Arthur, Dennis or such TOL Agent shall (A) agree that part but not all of the Claimed Amount (the "Agreed Amount") is due to the Indemnified Party or (B) dispute that any of the Claimed Amount is due to the Indemnified Party.
     The Preliminary Response Notice may, but need not, specify the reasons for objecting to all or part, as the case may be, of the Claimed Amount. Beginning five business days after its receipt of the Preliminary Response Notice, Transamerica shall provide Arthur and Dennis and their respective counsel, accountants and other advisors full access to books, records and personnel of the Surviving Corporation which are reasonably requested to determine and understand the Claimed Amount.
     Arthur and Dennis shall, within 20 business days following delivery of the Preliminary Response Notice, deliver a notice (the "Response
     Notice") to the Indemnified Party setting forth the reasons for objecting to all or part, as the case may be, of the Claimed Amount. If a Response Notice or a Preliminary Response Notice containing the reasons for objection shall be delivered, the Indemnified Party, on the one hand, and Arthur and Dennis, on the other hand, shall, during the 15 days following such delivery, use reasonable efforts to reach agreement as to the disputed part of the Claimed Amount. If during such period, Transamerica, Arthur, Dennis and the Indemnified Party are unable to reach such agreement, then they shall promptly thereafter pursue non-binding mediation by an independent mediator reasonably satisfactory to Arthur, Dennis and the Indemnified Party (who shall not have any material relationship with Transamerica, TOL, Arthur or Dennis). Such mediation shall not be final, conclusive or binding upon Arthur, Dennis or the Indemnified Party. The cost of such mediation shall be borne equally by Transamerica, on the one hand, and Arthur and Dennis, on the other. The Indemnified Party, on the one hand, or Arthur and Dennis, on the other hand, shall have the right to commence legal proceedings in the Superior Court of the State of California in and for the City and County of San Francisco or the federal district court in the Northern District of California, as applicable, for the purpose of having a dispute regarding a claim by the Indemnified Party adjudicated if such person concludes that the mediation provided for in this Section 8.10(d) has not produced a negotiated resolution of the dispute at issue. To the extent that Arthur, Dennis or any TOL Agent shall fail to deliver a Preliminary Response Notice within fifteen business days following receipt of the Indemnity Claims Notice, or, if the Preliminary Response Notice is delivered within the appropriate period, to the extent that Arthur and Dennis shall fail to deliver a Response Notice within twenty business days following delivery of the Preliminary Response Notice, Arthur and Dennis shall promptly pay, or cause to be paid, to the Indemnified Party the Claimed Amount, provided that the Indemnified
     Party shall be free to commence litigation immediately if prompt payment shall not be made. Any Claimed Amount that is an Agreed Amount shall be paid to the Indemnified Party promptly following delivery of the Indemnity Claims Notice to Arthur and Dennis.

          (e) Indemnification of Third-Party Claims. The obligations and liabilities of Arthur and Dennis to indemnify any Indemnified Party under this
Section 8.10 with respect to Loss and Expenses relating to third parties shall be subject to the following terms and conditions:

               (i) Transamerica, either on behalf of itself or of any other Indemnified Party, shall give Arthur, Dennis and each TOL Agent written notice of any claim for a Loss and Expense relating to a third party (a "Third Party Claim") within 15 days of Transamerica's receipt of written notice thereof; provided, however, that if Arthur, Dennis and each TOL Agent are not given timely notice of such Third Party Claim by Transamerica or an Indemnified Party, or Transamerica otherwise defaults in its obligations under this Agreement, the Indemnified Party shall retain its rights to indemnification under this Agreement and the sole remedy of Arthur and Dennis for such default by Transamerica shall be to offset against the indemnification liability otherwise payable by Arthur and Dennis to the Indemnified Party the amount of damages actually suffered by Arthur and Dennis as a result of such late notice or other default by Transamerica hereunder.

               (ii) Except as provided in clause (iii) of the first sentence of
Section 8.10(b) and except for the rights of participation described in the penultimate sentence of this subsection (e)(ii), Arthur and Dennis shall have no right to defend or control the settlement of any Third Party Claim unless each of the following conditions are satisfied:

          (A) the Third Party Claim seeks only monetary damages and does not seek any injunction or other equitable relief against the Indemnified Party; (B) Arthur and Dennis unconditionally acknowledge in writing, in a notice of election to contest or defend the Third Party Claim given to Transamerica within 15 days after Transamerica gives Arthur, Dennis and each TOL Agent notice of the Third Party Claim, that Arthur and Dennis are jointly and severally obligated to indemnify the Indemnified Party (in accordance with Section 5.2(d)) with respect to the Third Party Claim, irrespective of any limitation of liability which may be contained elsewhere in this Agreement; (C) Arthur and Dennis are not then in material default in any of their other obligations under this Agreement; (D) the counsel chosen by Arthur and Dennis to defend the Third Party Claim is reasonably satisfactory to the Indemnified Party; and (E) in the case of any such settlement, the terms of such settlement require no more than the payment of money, such amount will be paid by Arthur and Dennis (in accordance with Section 5.2(d)) and the Indemnified

     Party receives as part of such settlement a legally binding and enforceable unconditional satisfaction and/or release, in form and substance reasonably satisfactory to the Indemnified Party.

In the event Arthur and Dennis elect to defend a Third Party Claim, Transamerica shall, at its own expense, be entitled to participate in (but not control) the defense thereof and receive copies of all pleadings and other papers in connection therewith.

          Unless Arthur and Dennis deny their indemnification obligation, they shall be entitled at their own expense to participate in (but not control) the defense thereof through counsel whom they choose and to receive copies of all pleadings and other papers in connection therewith; provided that the reservation of rights by Arthur or Dennis to later assert that they have no indemnification obligations with respect to such Third Party Claim shall not for purposes of this Section 8.10(e) constitute a denial of such indemnification obligations.

          The Indemnified Party cannot settle a Third Party Claim as to which Arthur and Dennis unconditionally acknowledge their indemnification obligation but are not entitled to elect to defend, without the consent of Arthur and Dennis, such consent not to be unreasonably withheld.

          (f) For purposes of determining if an Indemnified Party is entitled to indemnification hereunder, all representations and warranties contained herein shall be considered without reference to materiality, material adverse effect or knowledge qualifiers and, in addition, with respect to the representations and warranties contained in Section 4.8, without reference to the information set forth in the section of the TOL Disclosure Schedule related thereto. Information provided by TOL pursuant to provisions of this Agreement requiring its delivery after the date hereof shall not be deemed to modify the information provided prior to the execution of this Agreement for purposes of determining if an Indemnified Party is entitled to indemnification hereunder or if a representation or warranty herein is true and correct.

          (g) No Indemnified Party shall be entitled to indemnification pursuant to this Section 8.10 (i) to the extent compensated by adjustments to the purchase price as set forth in Sections 2.6 and 2.7 made or (ii) to the extent the Losses and Expenses suffered by such Indemnified Party have been indemnified out of the Escrow Funds in accordance with the provisions of this Agreement and the Escrow Agreement.

          (h) During the Restriction Period (as defined in the second following sentence) neither Arthur nor Dennis may transfer in excess of fifty percent of the Transamerica Common Shares received in connection with the consummation of the Merger (excluding any Transamerica Common Shares delivered to any of the Escrow Funds) (or the proceeds of sale of such amount of Transamerica Common Shares) without fair consideration to a person, trust or other entity for the benefit of a spouse or immediate family member which would restrict the access of an Indemnified Party to such assets unless such person, trust or other entity agrees in writing to assume its pro rata share of the indemnification obligations under this Agreement. A pro rata share shall be determined based on the value of a transfer covered by this Section 8.10(h) divided by the total value of the Transamerica Common Shares received by the transferor at the Closing calculated on the basis of the Deemed Average Share Price. The "Restriction Period" shall mean the period ending on the second anniversary of the Closing Date, provided, however, that if on such second anniversary there continues to exist one or more unresolved claims by Transamerica or another Indemnified Party as to which Arthur and/or Dennis may be obligated to provide indemnification pursuant to this Section
8.10 or pursuant to Sections 2.3, 2.6(d), 2.6(g) or 2.7(d) and the Escrow Funds shall be unavailable or insufficient to satisfy the full amount so claimed, then the Restriction Period shall continue until all such unresolved claims are finally resolved and any indemnification payments to be made as a result shall have been made. Nothing contained in this Section 8.10(h) shall restrict Arthur's or Dennis' right to sell in an arm's length transaction any of the Transamerica Common Shares received pursuant to this Agreement.

          (i)  Any payment made to an Indemnified Party pursuant to this Section
8.10 shall be treated by the parties hereto as an adjustment to the purchase price for tax purposes.

          8.11 CAVN Indemnification. (a) Transamerica agrees that, following the Effective Time, it shall direct and shall use reasonable efforts to pursue recovery (the "CAVN Recovery") of (i) all accounts receivable from CAVN on TOL's balance sheet as of December 31, 1995 (the "CAVN Receivables") and (ii) the Containers and Chassis on lease to CAVN on such date (the "CAVN Equipment") to the extent not theretofore recovered. Transamerica shall be indemnified for its reasonable costs and expenses actually incurred in pursuing and/or effectuating the CAVN Recovery out of the Transamerica Common Shares and other assets constituting Escrow Fund B.

          (b) Upon the second anniversary of the Closing Date, Transamerica shall be indemnified out of Escrow Fund B for the amount by which the sum of (x) the CAVN Receivables as reflected on TOL's balance sheet as of December 31, 1995 and (y) the average value as of December 31, 1995 of the CAVN Equipment, based on its type, Status and age and derived from the relevant amounts set forth in the Preliminary Report for Containers and Chassis meeting such description, exceeds the sum of (i) the portion of collections of CAVN Receivables since December 31, 1995 which TOL is entitled to retain, (ii) bad debt reserves in the amount of $748,000 allocated to the CAVN Receivables, (iii) insurance proceeds actually recovered by Transamerica with respect to CAVN, (iv) the average value of CAVN Containers and Chassis recovered by TOL or Transamerica after December 31, 1995, based on its type, Status and age and derived from the relevant amounts set forth in the Preliminary Report for Containers and Chassis meeting such description, and (v) the amount of any of Transamerica's losses with respect to CAVN for which it is compensated by managed container owners.
 In order to attain the indemnification described in this Section 8.11(b), Transamerica shall submit a Claim for such indemnification to Arthur, Dennis and each TOL Agent, and the procedures set forth in Section 8.10(d) shall govern. Notwithstanding the foregoing, Transamerica shall not be entitled to further indemnification pursuant to this Section 8.11(b), and the amounts remaining in Escrow Fund B shall be distributed to the TOL Stockholders whose shares of TOL Common Stock are converted into Transamerica Common Shares pursuant to Section 2.1(b) prior to the second anniversary of the Closing Date, if the sum of the amounts from clauses (i)-(v) of the first sentence equals or exceeds the sum of the amounts derived from clauses (x) and (y) thereof and Transamerica's costs and expenses incurred in pursuing and/or effectuating the CAVN Recovery.

          8.12 Use of Remaining Proceeds in Escrow Funds. From and after the second anniversary of the Closing Date, Arthur and Dennis shall be entitled to use the proceeds remaining in any of Escrow Funds A, B or C to satisfy some or all of any of the indemnification obligations they may have pursuant to Section 8.10(b)(i), (ii), (iii) or (vi) (if, in the case of clause (vi), the relevant action was not done or permitted by Arthur or Dennis) or Section 8.11 if and only to the extent that, at the second anniversary of the Closing Date, the value of the assets remaining in the applicable Escrow Fund, calculated in accordance with Section 2.3(e), exceeds the amount of all Claims made by Transamerica and all other Indemnified Parties which may be payable out of the applicable Escrow Fund and which have not been finally resolved; provided, however that in the event that at any time following the second anniversary of the Closing Date any such Claim is finally resolved for an amount which is less than the amount of the related Claim, an amount of the applicable Escrow Fund which is equal to the amount by which such Claim exceeded the related final resolution amount shall also be available to satisfy the indemnification obligations of Arthur and Dennis described in the first part of this sentence. Arthur and Dennis shall be entitled, in their sole discretion, to extend the period of such Escrow
Fund for purposes of satisfying their aforesaid indemnification obligations only under the circumstances described in the immediately preceding sentence.

          8.13 Expenses. Each of the parties hereto shall bear its own expenses in connection with the negotiation, preparation, execution and consummation of this Agreement and related documentation and stockholders' meeting and consents whether or not the Merger is consummated, it being understood that the Merger Fees will be paid by TOL on or within 30 days of the Closing Date.

          IN WITNESS WHEREOF, Transamerica, Subcorp, TOL, Arthur and Dennis have signed this Agreement as of the date first written above.

                                        TRANSAMERICA CORPORATION


                                        By: /s/ Transamerica Corporation
                                           ----------------------------------

                                        CITATION SUB CORP.


                                        By: /s/ Citation Sub Corp.
                                           ----------------------------------

                                        TRANS OCEAN LTD.


                                        By: /s/ Trans Ocean Ltd
                                           ----------------------------------


                                            /s/ Greer M. Arthur
                                           ----------------------------------
                                           Greer M. Arthur


                                            /s/ Marvin D. Dennis
                                           ----------------------------------
                                           Marvin D. Dennis, in his
                                            individual capacity


                                            /s/ Marvin D. Dennis
                                           ----------------------------------
                                           Marvin D. Dennis, as trustee of
                                            The Dennis Family Living Trust


                                            /s/ Nancy A. Dennis
                                           ----------------------------------
                                           Nancy A. Dennis, as trustee of
                                            The Dennis Family Living Trust